Exhibit 99.b

Execution Version

12 June 2026

US$1,000,000,000

FACILITY AGREEMENT for

MTN INTERNATIONAL (MAURITIUS) LIMITED guaranteed by

MTN GROUP LIMITED and others

with

BANK OF AMERICA EUROPE DAC

CITIBANK, N.A., LONDON BRANCH

as Global Coordinators and

ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)

BANK OF AMERICA EUROPE DAC

CITIBANK, N.A., LONDON BRANCH

MUFG BANK, LTD.

as Mandated Lead Arrangers and

ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)

as Facility Agent

FACILITY AGREEMENT

Herbert Smith Freehills Kramer LLP

THIS AGREEMENT is dated      12 June      2026 and made

BETWEEN:

(1)	MTN GROUP LIMITED (registration number 1994/009584/06) (the Company);

(2)	MTN INTERNATIONAL (MAURITIUS) LIMITED (with company number C19434 and registered office address at c/o Rogers Capital Corporate Services Limited, 5, President John Kennedy Street, Level 3, Rogers Capital House Port Louis, Mauritius) as the borrower (the "Borrower");

(3)	THE COMPANIES listed in Part 1 of Schedule 1 (Original Parties) as original guarantors (the "Original Guarantors");

(4)	BANK OF AMERICA EUROPE DAC and CITIBANK, N.A., LONDON BRANCH as global-coordinators (the "Global Coordinators");

(5)	ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION), BANK OF AMERICA EUROPE DAC, CITIBANK, N.A., LONDON BRANCH and MUFG BANK, LTD. as mandated lead arrangers and bookrunners (the "Mandated Lead Arrangers", together with the Global Coordinators, the "Arrangers");

(6)	THE FINANCIAL INSTITUTIONS listed in Part 2 of Schedule 1 (Original Parties) as original lenders (the "Original Lenders"); and

(7)	ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION) as facility agent (the "Facility Agent").

IT IS AGREED as follows:

1.             INTERPRETATION

1.1	Definitions

In this Agreement:

"Acquisition" means the tender offer by the Purchaser in accordance with the terms of the Merger Documents for the acquisition of all the issued and outstanding shares of common stock of the Target and the merger of the Purchaser with the Target.

"Acquisition Completion Date" means the Closing Date under and as defined in the Merger Agreement or, if that day is not a Business Day, the next Business Day.

"Acquisition Costs" means any fees, costs and expenses, stamp, registration and other Taxes incurred by or on behalf of the Borrower or any other member of the Group in connection with the Acquisition or the Finance Documents.

"Accession Agreement" means a letter, substantially in the form of Schedule 7 (Form of Accession Agreement), with such amendments as the Facility Agent and the Company may agree.

"Additional Business Day" means any day specified as such in the Reference Rate Terms.

"Additional Guarantor" means a member of the Group which becomes a Guarantor after the date of this Agreement in accordance with Clause 27 (Changes to the parties).

"Administrative Party" means an Arranger or the Facility Agent.

"Affiliate" means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

"Approved Asset Disposal Programme" means the asset disposal programme of the Group described in Schedule 13 (Approved Asset Disposal Programme) or any updated schedule approved by the Majority Lenders.

"Assignment Agreement" means an agreement, substantially in the form of Schedule 5 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

"Availability Period" means the period from and including the date of this Agreement to and including the earliest of:

(a)	the Acquisition Completion Date;

(b)	the date of termination of the Merger Agreement in accordance with its terms; and

(c)	15 February 2027.

"Available Commitment" means a Lender's Commitment minus:

(a)	the amount of its participation in any outstanding Loan; and

(b)	in relation to any proposed Loan, the amount of its participation in any Loan that are due to be made on or before the proposed Utilisation Date.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)	in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)	in relation to any other state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"Bank Levy" means the UK bank levy as set out in the Finance Act 2011 and any levy or other Tax in any jurisdiction, imposed by reference to the assets and liabilities of a financial institution, and any levy or other Tax in any jurisdiction levied on a similar basis or for a similar purpose, in each case, in the form existing on the Signing Date.

"Break Costs" means any amount specified as such in the Reference Rate Terms.

"Business Day" means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Mauritius and Johannesburg and:

(a)	(in relation to any date for payment or purchase of US Dollars) New York City; and

(b)	(in relation to the fixing of an interest rate in relation to the Loan) which is an Additional Business Day relating to the Loan or Unpaid Sum.

"Central Bank Rate" has the meaning given to that term in the Reference Rate Terms.

"Central Bank Rate Adjustment" has the meaning given to that term in the Reference Rate Terms.

"Clean-Up Default" means any Default or any Event of Default in so far as it relates exclusively to the Target Group or to the assets of any member of the Target Group.

"Clean-Up Period" means, in relation to the Acquisition, the period beginning on the Acquisition Completion Date and ending on the date falling 120 days after the Acquisition Completion Date.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading Commitment in Schedule 1 (Original Parties) and the amount of any other Commitment it acquires under this Agreement or assumes in accordance with Clause 28.4 (Increase); and

(b)	in relation to any other Lender, the amount of any Commitment it acquires under this Agreement or assumes in accordance with Clause 28.4 (Increase),

to the extent not cancelled, reduced or transferred under this Agreement.

"Compliance Certificate" means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Target Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:

(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 29 (Confidential Information); or

(B)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(C)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 12 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Facility Agent.

"Default" means:

(a)	any Event of Default; or

(b)	an event or circumstance specified in Clause 20 (Default) which would be (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of them) an Event of Default.

"Disruption Event" means:

(a)	a material disruption to the payment or communications systems or to the financial markets which are required to operate in order for payments to be made (or other transactions to be carried out) in connection with the transactions contemplated by the Finance Documents, which is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing it, or any other Party from:

(i)	performing its payment obligations under the Finance Documents; or

(ii)	communicating with other Parties under the Finance Documents,

and which (in either case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail- In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Event of Default" means an event specified as such in Clause 20 (Default).

"Extension Notice" has the meaning given to such term in Clause 6.3 (Extension of the Facility).

"Facility" means the term loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

"Facility Office" means the office(s) notified by a Lender to the Facility Agent in writing:

(a)	on or before the date it becomes a Lender; or

(b)            following that date, by not less than five Business Days' written notice, as the office(s) through which it will perform its obligations under this Agreement.

"Fallback Term" means the period specified as such in the Reference Rate Terms.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)	any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"Fee Letter" means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Borrower setting out the amount of certain fees referred to in this Agreement.

"Finance Document" means:

(a)	this Agreement;

(b)	any Fee Letter;

(c)	any Accession Agreement;

(d)	any Resignation Letter;

(e)	the Extension Notice;

(f)	the Mandate Letter;

(g)	any Reference Rate Supplement; or

(h)	any other document designated in writing as such by the Facility Agent and the Company.

"Finance Lease" has the meaning given to that term in Clause 18.1 (Definitions).

"Finance Party" means a Lender or an Administrative Party.

"Financial Indebtedness" means, without double counting, any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent);

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share;

(e)	the amount of any liability in respect of any Finance Lease;

(f)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	the acquisition cost of any asset or service to the extent payable after its acquisition or possession by the party liable where the advance or deferred payment:

(i)	is arranged primarily as a method of raising finance or financing the acquisition of that asset or the construction of that asset; and

(ii)	involves a period of more than six months after the date of acquisition or supply;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then marked to market value of the derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(j)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; and

(k)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs,

other than any Financial Indebtedness owed by one member of the Group to another member of the Group.

"Funding Rate" means any individual rate notified by a Lender to the Facility Agent pursuant to Clause 10.2.1(B) (Market disruption).

"Group" means the Company and its Subsidiaries for the time being.

"Guarantor" means an Original Guarantor or an Additional Guarantor which, in each case, has not ceased to be a Guarantor in accordance with Clause 27 (Changes to the parties).

"Historic Primary Term Rate" means, in relation to any Loan, the most recent applicable Primary Term Rate for the currency of the Loan for a period equal in length to the Term of the Loan and which is as of a day which is no more than three Business Days before the Quotation Day.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Increase Confirmation" means a notice substantially in the form set out in Schedule 9 (Form of Increase Confirmation).

"Increased Cost" means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliates') overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates, but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

"Initial Termination Date" means the date falling 364 days after the date of this Agreement.

"Lender" means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

"Loan" means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"Majority Lenders" means, at any time, a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the

Total Commitments immediately prior to the reduction).

"Mandate Letter" means a letter dated on or about the date of this Agreement between, among others, Citibank, N.A., London Branch and Bank of America Europe DAC as the global coordinators and the Borrower.

"Margin" means, in respect of the Loan:

(a)	for the period from (and including) the date of this Agreement to (and including) the date falling 3 months after the date of this Agreement (the "First Adjustment Date"), 1.75% per annum;

(b)	for the period from (and including) the day following the First Adjustment Date to (and including) the date falling 6 months after the date of this Agreement (the "Second Adjustment Date"), 1.90% per annum;

(c)	for the period from (and including) the day following the Second Adjustment Date to (and including) the date falling 10 months after the date of this Agreement (the "Third Adjustment Date"), 2.05% per annum;

(d)	for the period from (and including) the day following the Third Adjustment Date to (and including) the date falling 12 months after the date of this Agreement (the "Fourth Adjustment Date"), 2.40% per annum;

(e)	for the period from (and including) the day following the Fourth Adjustment Date to (and including) the date falling 15 months after the date of this Agreement (the "Fifth Adjustment Date"), 2.80% per annum; and

(f)	for the period from (and including) the day following the Fifth Adjustment Date to (and including) the date falling 18 months after the date of this Agreement, 3.20% per annum,

in each case, plus an additional amount (% per annum) determined in accordance with the table below, provided that if the long term corporate credit rating/corporate family ratings (as applicable) given by the Rating Agencies listed below) are in different rows in the table below, the additional amount shall be determined by reference to the additional amount set out in the row applicable to the lowest of the ratings, and provided further that if a Rating Withdrawal occurs and for so long as it is continuing, the additional amount shall be 0.75% per annum.

Row	Long term corporate credit		Additional
	rating/corporate family rating		amount (%
	(as applicable) of the Company		per annum)

	Moody’s	S&P/Fitch

1	Ba2	BB	0

2	Ba3	BB-	0

3	B1	B+	0.25

4	B2	B	0.50

5	B3 and	B- and	0.75
	below	below

The Company must notify the Facility Agent promptly (and in any event within 3 Business Days of a Rating Downgrade or a Rating Withdrawal) if a Rating Downgrade or a Rating Withdrawal occurs.

Any change in the Margin will apply:

(a)	in the absence of a Rating Downgrade and a Rating Withdrawal, in accordance with the time periods specified in the definition of "Margin"; and

(b)	following the occurrence of a Rating Downgrade or a Rating Withdrawal, from and including the Business Day after receipt by the Facility Agent of a notice of Rating Downgrade or a Rating Withdrawal, provided that if a Rating Withdrawal described in paragraph (a) of that definition occurs, the additional amount of 0.75% per annum as a result of such Rating Withdrawal shall only apply from and including the date falling 3 months after the occurrence of such Rating Withdrawal (if at such time a Rating Withdrawal is continuing) and only for so long as it is continuing, and the additional amount for the period from and including the Business Day after receipt by the Facility Agent of a notice of a Rating Withdrawal described in paragraph (a) of that definition to and excluding the date falling 3 months after the occurrence of such Rating Withdrawal shall be determined by reference to the additional amount set out in the row applicable to the rating assigned by the remaining Rating Agency.

"Market Disruption Lender" has the meaning given to that term in Clause 10.2.2 (Market disruption).

"Market Disruption Rate" means the rate specified as such in the Reference Rate Terms.

"Material Adverse Effect" means a material adverse effect on:

(a)	the ability of any of the Obligors to perform their obligations under any Finance Document;

(b)	the validity or enforceability of any Finance Document; or

(c)	any right or remedy of a Finance Party in respect of a Finance Document.

"Material Subsidiary" means, at any time, an Operating Subsidiary of the Company if the gross assets, pre-tax profits or turnover of that Operating Subsidiary then equal or exceed 10 per cent of any of the gross assets, pre-tax profits or turnover of the Group.

For this purpose:

(a)	subject to paragraph (b) below:

(i)	the contribution of an Operating Subsidiary of the Company will be determined from its financial statements which were consolidated into the latest audited consolidated financial statements of the Company; and

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company;

(b)	if an Operating Subsidiary of the Company becomes a member of the Group after the date on which the latest audited consolidated financial statements of the Company were prepared:

(i)	the contribution of the Operating Subsidiary will be determined from its latest financial statements; and

(ii)	the financial condition of the Group will be determined from the latest audited consolidated financial statements of the Company but adjusted to take into account any subsequent acquisition or disposal of a business or a company (including that Operating Subsidiary);

(c)	the contribution of an Operating Subsidiary will, if it has Subsidiaries, be determined from its consolidated financial statements;

(d)	if a Material Subsidiary disposes of all or substantially all of its assets to another member of the Group, it will immediately cease to be a Material Subsidiary and the other member of the Group (if it is not the Company or already a Material Subsidiary) will immediately become a Material Subsidiary;

(e)	an Operating Subsidiary of the Company (if it is not already a Material Subsidiary) will become a Material Subsidiary on completion of any other intra-Group transfer or reorganisation if it would have been a Material Subsidiary had the intra-Group transfer or reorganisation occurred on the date of the latest audited consolidated financial statements of the Company; and

(f)	except as specifically mentioned in paragraph (d) above, a member of the Group will remain a Material Subsidiary until the next audited consolidated financial statements of the Company show otherwise under paragraph (a) above.

If there is a dispute as to whether or not a member of the Group is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

"Merger Agreement" means the agreement and plan of merger dated 17 February 2026 between, among others, the Purchaser and the Target in connection with the Acquisition, pursuant to which the Purchaser shall be merged with and into the Target, with the Target continuing as the surviving company and a wholly owned Subsidiary of the Company.

"Merger Documents" means the Merger Agreement, the Parent Disclosure Letter and any other document designated as such by the Company and the Facility Agent.

"Month" means, in relation to a Term (or any other period for the accrual of commission or fees in a currency), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as "Business Day Conventions" in the applicable Reference Rate Terms.

"Non-Consenting Lender" has the meaning given to such term in Clause 7.7.7 (Right of replacement or repayment and cancellation of a single Lender).

"Obligor" means the Borrower or a Guarantor.

"OFAC" means the Office of Foreign Assets Control of the Department of the Treasury of the United States of America.

"Operating Subsidiary" means any Subsidiary of the Company which generates its revenue directly from telecommunications services, including offering cellular network and access and business solutions.

"Original Financial Statements" means the audited consolidated financial statements of the Company for the financial year ended on 31 December 2025.

"Original Obligor" means an Obligor as at the date of this Agreement.

"Outstandings" means, at any time and in respect of any Lender, the aggregate of all amounts of principal, accrued and unpaid interest and all and any other amounts due and payable to that Lender under the Finance Documents to which it is a party.

"Parent Disclosure Letter" has the meaning given to that term in the Merger Agreement.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Primary Term Rate" means the rate specified as such in the Reference Rate Terms.

"Project" means any particular project of a member of the Group for the ownership, creation, development or exploitation of any of its assets.

"Project Assets" means any assets used in connection with any Project.

"Project Company" means any Subsidiary of the Company (not being an Obligor) which is the owner or operator of a Project.

"Project Debt" means any Project Indebtedness where the provider(s) of the Project Indebtedness have no recourse against any member of the Group or its assets, except for recourse to:

(a)	the Project Assets;

(b)	the debtor in respect of the Project Indebtedness for the purpose of enforcing a Security Interest against it so long as:

(i)	the recourse is limited to recoveries in respect of the Project Assets and the Project Shares and Claims;

(ii)	if the Project Assets do not comprise all or substantially all of the Project Company's business, the providers of the Project Indebtedness do not have the right to take any steps towards its winding up or dissolution or the appointment of a liquidator, administrator, administrative receiver, receiver or similar officer, other than in respect of the Project Assets only;

(c)	a member of the Group but only to the extent of its shareholding, claims against or other interest in a company or entity, all or substantially all of whose business comprises either the Project Assets or the direct or indirect holding of a shareholding, claims against or other interest in the Project Company;

(d)	a member of the Group under any form of assurance, undertaking or support, where:

(i)	recourse is limited to a claim for damages (not being liquidated damages or damages required to be calculated in a specified way) for breach of an obligation; and

(ii)	the obligation is not in any way a guarantee, indemnity or other assurance against financial loss or an obligation to ensure compliance by another with a financial ratio or other test of financial condition.

"Project Holding Company" means any Holding Company (not being an Obligor) of a Project Company and whose sole asset is the direct or indirect holding of shares in, loan claims against and other interest in the relevant Project Company.

"Project Indebtedness" means Financial Indebtedness incurred by a Project Subsidiary in connection with a Project.

"Project Shares and Claims" means:

(a)	the shares in, claims against and other interests in a Project Company; and

(b)            the shares in, claims against and other interests in a Project Holding Company. "Project Subsidiary" means any Project Company or a Project Holding Company.

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Pro Rata Share" means:

(a)	for the purpose of determining a Lender's share in the Loan, the proportion which its Available Commitment bears to the aggregate Available Commitments;

(b)	save as expressly provided to the contrary in Clause 7 (Prepayment and cancellation), for the purpose of any repayment or prepayment under this Agreement, in relation to a Lender's Outstandings, the proportion borne by such Lender's Outstandings to the amount of the Total Outstandings; and

(c)	for any other purpose on a particular date:

(i)	if there is no Loan outstanding on that date, the proportion which all its Commitments bear to the Total Commitments on that date; or

(ii)	if the Total Commitments have been cancelled, the proportion which all its Commitments bore to the Total Commitments immediately before being cancelled;.

"Purchaser" means Sub-MergerCo, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned direct Subsidiary of the Company.

"Qualifying Lender" means, in relation to an Obligor, a Lender which is beneficially entitled to interest payable to that Lender under a Finance Document and is:

(a)	a Lender:

(i)	which is a company resident in that Obligor's Tax Jurisdiction for tax purposes; or

(ii)	which is a company not so resident in that Obligor's Tax Jurisdiction which carries on a trade in that Obligor's Tax Jurisdiction through a permanent establishment with which that Lender's participation in that advance is effectively connected and which brings into account interest payable in respect of that advance in computing the chargeable profits or taxable income of that company in that Obligor's Tax Jurisdiction; or

(iii)	to whom interest can be paid by that Obligor without a Tax Deduction under the laws of that Obligor's Tax Jurisdiction; or

(b)	a Treaty Lender.

"Quotation Day" means the day specified as such in the Reference Rate Terms.

"Quotation Time" means the relevant time specified in the Reference Rate Terms.

"Rating Agency" means Standard & Poor's Rating Service, Moody's Investor Services Limited or Fitch Ratings Limited or, in each case, any of their Affiliates.

"Rating Downgrade" means the Company is assigned a long term corporate credit rating/corporate family rating (as applicable) which is lower than that in effect as of the date of this Agreement by a Rating Agency.

"Rating Withdrawal" means at any time:

(a)	the Company only has one long term corporate credit rating/corporate family rating (as applicable) assigned to it from one Rating Agency; or

(b)	the Company has no long term corporate credit rating/corporate family rating (as applicable) assigned to it from any Rating Agency.

"Reference Rate Supplement" means a document which:

(a)	is agreed in writing by the Company, the Facility Agent (in its own capacity) and the Facility Agent (acting on the instructions of the Majority Lenders);

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and

(c)	has been made available to the Company and each Finance Party.

"Reference Rate Terms" means the terms set out in Schedule 11 (Reference Rate Terms) or in any Reference Rate Supplement.

"Relevant Market" means the market specified as such in the Reference Rate Terms.

"Repeating Representations" means at any time the representations and warranties which are then made or deemed to be repeated under Clause 16.19 (Times for making representations and warranties).

"Reporting Day" means the day specified as such in the Reference Rate Terms.

"Reporting Time" means the relevant time (if any) specified as such in the Reference Rate Terms.

"Resignation Letter" means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Sanctioned Country" means a country or territory which is subject to:

(a)	general trade, economic or financial sanctions embargoes imposed, administered or enforced by (i) the US government and administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) His Majesty's Treasury of the United Kingdom; or

(b)	general economic or financial sanctions embargoes imposed by the US government and administered by the US State Department, the US Department of Commerce or the US Department of the Treasury,

including, as at the date of this Agreement, Sudan, the non-government controlled areas of Ukraine, Cuba, Iran, North Korea and Syria.

"Sanctions" means:

(a)	economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the US government, including those administered by OFAC, (ii) the United Nations Security Council, (iii) the European Union or (iv) His Majesty's Treasury of the United Kingdom; and

(b)	economic or financial sanctions imposed, administered or enforced from time to time by the US State Department, the US Department of Commerce or the US Department of the Treasury.

"Sanctions List" means any of the lists of specifically designated nationals or blocked persons (or equivalent) held by (a) the US government and administered by OFAC, the US State Department, the US Department of Commerce or the US Department of the Treasury

(b) the United Nations Security Council (c) the European Union or (d) His Majesty's Treasury of the United Kingdom, each as amended, supplemented or substituted from time to time.

"Security Interest" means any mortgage bond, notarial bond, pledge, security cession, lien, charge, assignment, deposit by way of security or security interest or any other agreement or arrangement having a similar effect.

"Selection Notice" means a notice substantially in the form set out in Part 2 of Schedule 3 (Requests) given in accordance with Clause 9.1 (Selection of Terms).

"Signing Date" means the date of this Agreement.

"South Africa" means the Republic of South Africa.

"South African Companies Act" means the Companies Act, 2008, including all regulations promulgated under that act.

"South African Income Tax Act" means the South African Income Tax Act No 58 of 1962 (or any successor legislation).

"Specified Time" means a day or time determined in accordance with Schedule 10 (Timetables).

"Subsidiary" means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

"Target" means IHS Holding Limited, an exempted company with limited liability registered by way of continuation in the Cayman Islands.

"Target Group" means the Target and its Subsidiaries.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Jurisdiction" means, in relation to an Obligor, any jurisdiction in which it is resident for tax purposes on the date it becomes an Obligor.

"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 11.2 (Tax gross-up) or a payment under Clause 11.3 (Tax indemnity).

"Tax Residence Confirmation" means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:

(a)	a Qualifying Lender and if a Qualifying Lender whether that Lender is a Qualifying Lender under paragraph (a) or (b) of the definition of "Qualifying Lender"; or

(b)	not a Qualifying Lender.

"Term" means each interest period determined under this Agreement by reference to which interest on the Loan or an Unpaid Sum is calculated.

"Term Fallback Option" means the arrangement for interest calculation referred to in Clause 10.1.1(C) (Interest calculation if no Primary Term Rate).

"Term Reference Rate" means, in relation to the Loan:

(a)	the applicable Primary Term Rate as of the Quotation Time for a period equal in length to the Term of the Loan; or

(b)	as otherwise determined pursuant to Clause 10.1 (Interest calculation if no Primary Term Rate).

"Term Reference Rate CAS" means, in relation to the Loan, any rate which is either:

(a)	specified as such in the applicable Reference Rate Terms; or

(b)	determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology specified in the applicable Reference Rate Terms.

"Termination Date" means the Initial Termination Date or such later date as shall apply following an extension effected pursuant to Clause 6.3 (Extension of the Facility).

"Total Commitments" means the aggregate of the Commitments, being US$1,000,000,000 as at the date of this Agreement.

"Total Consolidated Assets" means the total gross assets of the Group (calculated on a consolidated basis) as set out in:

(a)	until the delivery of the most recent annual financial statements of the Company pursuant to Clause 17.1 (Financial statements), the Original Financial Statements; and

(b)	thereafter, the most recent annual financial statements delivered to the Facility Agent pursuant to Clause 17.1 (Financial statements).

"Total Outstandings" means the aggregate of all Outstandings.

"Tower Assets" means, in relation to any member of the Group, any one or more passive assets located on the base station sites from which that member of the Group transmits radio signals to users of its communication services, including civil, electrical and mechanical infrastructure as well as the rights to occupy the land on which the site is located, but not including any active equipment which carries or transmits communication signals, including radio equipment.

"Transfer Certificate" means a certificate, substantially in the form of Schedule 4 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Facility Agent executes the relevant Assignment Agreement or Transfer Certificate.

"Treaty Lender" means in relation to an Obligor, a Lender which:

(a)	is treated as resident of a Treaty State for the purposes of the Treaty;

(b)	does not carry on a business in that Obligor's Tax Jurisdiction through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

(c)	meets all other requirements of the Treaty for a full exemption from Tax imposed by that Obligor's Tax Jurisdiction on interest, except that for this purpose it shall be deemed that there is no special relationship between that Obligor and that Lender or between both of them and any other person and that the following are satisfied:

(i)	any condition which relates (expressly or by implication) to the amounts or terms of any Loan or terms of the Finance Documents, or to any matter which is outside the control of that Lender and relates to the circumstances of the relevant Obligor; and

(ii)	any necessary procedural formalities.

"Treaty State" means, in relation to an Obligor, a jurisdiction having a double taxation agreement (a Treaty) with that Obligor's Tax Jurisdiction which makes provision for full exemption from tax imposed by that Obligor's Tax Jurisdiction on interest.

"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US$" and "US Dollars" means the lawful currency of the United States of America.

"Utilisation" means the utilisation of the Facility.

"Utilisation Date" means the date, being a Business Day as set out in the Utilisation Request on which the Facility is utilised.

"Utilisation Request" means a request for the Loan, substantially in the form set out in Part 1 of Schedule 3(Requests).

"VAT" means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;

(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

"Write-down and Conversion Powers" means:

(a)	in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation:

(i)	any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.

"ZAR" means the lawful currency of South Africa.

1.2	Construction

1.2.1	In this Agreement, unless the contrary intention appears, a reference to:

(A)	an "amendment" includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(B)	"assets" includes present and future properties, revenues and rights of every description;

(C)	an "authorisation" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(D)	a Lender's "cost of funds" in relation to its participation in the Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in the Loan for a period equal in length to the Term of the Loan;

(E)	"disposal" means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(F)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(G)	"know your customer requirements" are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(H)	a "person" includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation, vessel or other entity whether or not having separate legal personality;

(I)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(J)	a currency is a reference to the lawful currency for the time being of the relevant country;

(K)	a Default being "outstanding" means that it has not been remedied or waived;

(L)	a reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(1)	any replacement page of that information service which displays that rate; and

(2)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facility Agent after consultation with the Company;

(M)	a reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate;

(N)	any Reference Rate Supplement overrides anything in:

(1)            Schedule 11 (Reference Rate Terms); or

(2)            any earlier Reference Rate Supplement.

(O)	the determination of the extent to which a rate is "for a period equal in length" to a Term shall disregard any inconsistency arising from the last day of that Term being determined pursuant to the terms of this Agreement;

(P)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(Q)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(R)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(S)	a Finance Document or other document includes (without prejudice to any prohibition on amendments) all amendments however fundamental to that Finance Document or other document, including any amendment providing for any increase in the amount of a facility or any additional facility; and

(T)	a time of day is a reference to London time.

1.2.2	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 (the "Third Parties Act") and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of any Finance Document.

1.2.3	Unless the contrary intention appears:

(A)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(B)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(C)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

1.2.4	The headings in this Agreement do not affect its interpretation.

1.2.5	"$", "USD" and "dollars" denote the lawful currency of the United States of America. "€", "EUR" and "euro" denote the single currency of the Participating Member States.

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a US Dollars denominated term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Nature of a Finance Party's rights and obligations

Unless all the Finance Parties agree otherwise:

2.2.1	the obligations of a Finance Party under the Finance Documents are several;

2.2.2	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

2.2.3	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

2.2.4	the rights of a Finance Party under the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph 2.2.5 below;

2.2.5	a Finance Party may, except as specifically provided in the Finance Documents, separately enforce its rights under or in connection with the Finance Documents; and

2.2.6	the rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or other any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Facility Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards:

3.1.1	financing the consideration payable under the Merger Documents in connection with the Acquisition; and

3.1.2	the payment of Acquisition Costs.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.            CONDITIONS PRECEDENT

4.1	Initial conditions precedent

4.1.1	The Borrower may not deliver the Utilisation Request unless the Facility Agent has received all of the documents and evidence listed in Section A of Part 1 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.1.2	The Lenders will only be obliged to comply with Clause 5.3 (Advance of Loan) in relation to the Loan if on or before the Utilisation Date, the Facility Agent has received all of the documents and other evidence listed in Section B of Part 1 of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent. The Facility Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.1.3	Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph 4.1.1 or 4.1.2 above (as applicable), the Lenders authorise (but do not require) the Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2	Further conditions precedent

The obligations of each Lender to participate in the Loan are subject to the further conditions precedent that on both the date of the Utilisation Request and the Utilisation Date for the Loan:

4.2.1	the Repeating Representations are correct in all material respects;

4.2.2	no Default is outstanding or would result from the proposed Loan; and

4.2.3	neither the Company nor the Purchaser has amended, waived or agreed to any modification to a Merger Document which is materially adverse to the interests of the Lenders taken as a whole under the Finance Documents or could reasonably be expected to increase the liability of a Finance Party in connection with the Acquisition.

4.3	Single Loan

Unless the Facility Agent agrees, the Utilisation Request may not be delivered if, as a result, there would be more than one Loan outstanding.

5.             UTILISATION

5.1	Delivery of Utilisation Request

5.1.1	The Borrower may borrow the Loan by delivering to the Facility Agent a duly completed Utilisation Request.

5.1.2	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of the duly completed Utilisation Request is the Specified Time.

5.1.3	The Utilisation Request is irrevocable.

5.2	Completion of Utilisation Request

5.2.1	The Utilisation Request will not be regarded as having been duly completed unless:

(A)	it identifies the Borrower;

(B)	the Utilisation Date is a Business Day falling within the Availability Period; the amount of the Loan requested:

(1)	is a minimum of US$10,000,000 and an integral multiple of US$10,000,000, or, if the maximum undrawn amount available under the Facility is lower, such lower amount;

(2)	does not exceed the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or

(3)	is such other amount as the Facility Agent may agree;

(D)	the proposed currency is US Dollars; and

(E)	the proposed Term complies with this Agreement.

5.3	Advance of Loan

5.3.1	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in the Loan by the Specified Time.

5.3.2	The amount of each Lender's share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

5.3.3	No Lender is obliged to participate in the Loan if, as a result:

(A)	its share in the Loan would exceed its relevant Commitment; or

(B)	the Loan would exceed the aggregate Commitments of all the Lenders.

5.3.4	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the Borrower through its Facility Office by no later than noon on the Utilisation Date.

6.            REPAYMENT

6.1	Repayment of Loan

The Borrower shall repay the Loan in full on the Termination Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

6.3	Extension of the Facility

6.3.1	The Borrower shall be entitled to extend the Termination Date without the consent of the Lenders by delivering to the Facility Agent a notice (substantially in the form set out in Part 3 of Schedule 3 (Requests)) (an "Extension Notice") not later than 5 Business Days prior to the Initial Termination Date, stating that the Facility be extended for a period of six months from the Initial Termination Date (the date falling at the end of such six month period being the "Extended Termination Date"), subject to no Default being outstanding or resulting from the proposed extension on the date of the Extension Notice.

6.3.2	Once delivered an Extension Notice is irrevocable.

6.3.3	The Facility Agent will promptly notify the Lenders if it receives an Extension Notice from the Borrower.

6.3.4	If the Borrower elects to extend the Facility in accordance with Clause 6.3.1 above, the Facility will continue for the period of the relevant extension and the "Termination Date" will be construed as the Extended Termination Date.

6.3.5	To the extent that the Termination Date is extended pursuant to this Clause 6.3 then, within 5 Business Days following the date of the Extension Notice, the Borrower shall pay to the Facility Agent (for the account of each Lender) a fee equal to 0.275% of the then Commitments of each Lender which have been so extended.

7.            PREPAYMENT AND CANCELLATION

7.1	Mandatory prepayment – illegality

7.1.1	A Lender must notify the Facility Agent and the Company promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Loan.

7.1.2	After notification under paragraph 7.1.1 above the Facility Agent must notify the Company and to the extent that the Lender's participation has not been transferred pursuant to Clause 7.7.4 (Right of replacement or repayment and cancellation of a single Lender):

(A)	the Borrower must repay or prepay the share of that Lender in the Loan made to it on the date specified in paragraph 7.1.3 below; and

(B)	the Commitments of that Lender will be immediately cancelled.

7.1.3	The date for repayment or prepayment of a Lender's share in the Loan will be:

(A)	the last day of the current Term of the Loan; or

(B)	if earlier, the date specified by the Lender in the notification under paragraph 7.1.1 above and which must not be earlier than the last day of any applicable grace period allowed by law.

7.2	Mandatory prepayment – change of control

7.2.1	For the purposes of this Clause:

a "change of control" occurs if any person or group of persons acting in concert gains control of the Company;

"acting in concert" means acting together pursuant to an agreement or understanding (whether formal or informal); and

"control" means any person or group of persons acquiring or holding shares in the Company to which attach more than 50 per cent. of the voting rights of the issued share capital of the Company, or otherwise having or acquiring the power to appoint a majority of the board of directors of the Company.

7.2.2	The Company must promptly notify the Facility Agent if it becomes aware of any change of control.

7.2.3	After a change of control,

(A)	no Lender will be obliged to fund the Loan either prior to the date which is 30 days following receipt by the Facility Agent of the notice under paragraph 7.2.2 above or after the Facility Agent has given notice under paragraph 7.2.3(B) below in respect of such Lender; and

(B)	if, within 30 days of receipt by the Facility Agent of the notice under paragraph 7.2.2 above, any Lender so requires, the Facility Agent must, by not less than 30 days' notice to the Company:

(1)	cancel the Commitments of that Lender; and

(2)	require immediate repayment of that Lender's share of the outstanding Loan, together with accrued interest and all other amounts accrued under the Finance Documents and owed to that Lender.

Any such notice will take effect in accordance with its terms.

7.3	Mandatory prepayment/cancellation – Fundraising Proceeds

7.3.1	In this Clause 7.3,

"Fundraising" means the raising of funds in the international market by way of:

(A)	any bilateral or syndicated loan or credit facility;

(B)	any bond, private placement, note, debt security or debt capital markets transaction; or

(C)	any share issue or convertible instrument issued by a member of the Group for the purpose (i) which is linked to the same purpose of this Facility as set out in Clause 3.1 (Purpose) or (ii) of repaying or prepaying the Facility, in each case, entered into, issued, guaranteed (directly or indirectly) or otherwise raised after the date of this Agreement by a member of the Group, but excluding:

(1)	any facility entered into or debt issued by a member of the Group:

(a)	denominated in ZAR or any other local currency to the relevant member of the Group (excluding USD and EUR);

(b)	for the purposes of refinancing the 6.5% USD 500,000,000 bond maturing on 13 October 2026 issued by the Borrower (the "Maturing Bond") to the extent that the principal amount outstanding under that debt issuance is less than or equal to the amount outstanding under the Maturing Bond;

(c)	for the purposes of paragraph (A) above only, for the sole purpose of refinancing Financial Indebtedness incurred or available prior to the date of this Agreement to the extent that the principal amount available under that facility is less than or equal to the amount outstanding or available under the Financial Indebtedness that it refinances; or

(d)	made available for working capital purposes of a member of the Group (including capital expenditure in the ordinary course of business).

"Fundraising Proceeds" means the cash proceeds of any Fundraising received by a member of the Group less:

(A)	any Tax, fees, costs or expenses reasonably incurred in connection with such Fundraising; and

(B)	if applicable, the cost and expenses of converting any Fundraising Proceeds raised into US Dollars.

"Trapped Cash" means any Fundraising Proceeds which:

(A)	may not be lawfully applied in prepayment of the Loan in accordance with paragraph 7.3.2(B) below by reason of exchange control requirements in the jurisdiction where funds are raised; or

(B)	cannot be converted into sufficient US Dollars by reason of a lack of availability of US Dollars in Nigeria.

"US Dollar Amount" means, (a) in relation to any Fundraising Proceeds which is not denominated in US Dollars, that amount converted into US Dollars at the Facility Agent's spot rate of exchange at or about 11.00am on the date of receipt of such Fundraising Proceeds by a member of the Group; and (b) in relation to any other Fundraising Proceeds, that amount.

7.3.2	The Company shall promptly (and in any event within 1 Business Day of receipt) notify the Facility Agent of the receipt of any Fundraising Proceeds and:

(A)	immediately upon notification of receipt of the Fundraising Proceeds, the Available Commitments (if any) shall be automatically cancelled on a pro rata basis by an amount equal to the US Dollar Amount of the Fundraising Proceeds; and

(B)	to the extent the US Dollar Amount of the Fundraising Proceeds exceeds the Available Commitments, the Company shall procure that an amount equal to the excess is, subject to the other paragraphs of this Clause, converted into US Dollars (if in a currency other than US Dollars) and applied by no later than 5 Business Days after the date of receipt of the Fundraising Proceeds in pro rata repayment of the outstanding Loan.

7.3.3	If any amount of Fundraising Proceeds required to be applied in prepayment of the Loan pursuant to paragraph 7.3.2(B) above constitute Trapped Cash:

(A)	the Company and each other Obligor shall use reasonable commercial endeavours to overcome or mitigate the restrictions or other circumstances giving rise to such Fundraising Proceeds being Trapped Cash;

(B)	there will be no obligation to make the relevant prepayment of such Fundraising Proceeds until such time such Fundraising Proceeds cease to constitute Trapped Cash; and

(C)	the Company shall procure that such Fundraising Proceeds are held in an interest bearing account on terms satisfactory to the Facility Agent (acting on the instructions of the Majority Lenders (acting reasonably)) and upon such Fundraising Proceeds ceasing to constitute Trapped Cash, the Company shall promptly (and in any event within 1 Business Day) notify the Facility Agent that such Fundraising Proceeds are no longer Trapped Cash and shall, within 5 Business Days of such notification, apply such Fundraising Proceeds in prepayment of the outstanding Loan.

7.4	Voluntary prepayment

7.4.1	The Borrower may, by giving not less than five Business Days' (or such shorter period agreed as the Majority Lenders may agree) prior written notice to the Facility Agent, prepay any Loan at any time in whole or in part.

7.4.2	A voluntary prepayment of part of the Loan must be in an amount that reduces the amount of the Loan by a minimum amount of US$10,000,000.

7.4.3	The Borrower may not exercise its rights under this Clause 7.4 to prepay any Loan more than six times in any 12 month period.

7.4.4	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Commitment is zero).

7.5	Automatic cancellation

The Available Commitment of each Lender will be automatically cancelled on the close of business on the last day of the applicable Availability Period.

7.6	Voluntary cancellation

7.6.1	The Company may, by giving not less than five Business Days' prior written notice to the Facility Agent, cancel the unutilised amount of the Commitments in whole or in part.

7.6.2	Partial voluntary cancellation of any Commitments must be in a minimum amount of US$10,000,000.

7.6.3	Any cancellation in part will be applied against the relevant Commitment of each Lender in its Pro Rata Share.

7.7	Right of replacement or repayment and cancellation of a single Lender

7.7.1	If:

(A)	the Borrower is, or will be, required to pay to a Lender:

(1)	a Tax Payment;

(2)	an Increased Cost; or

(B)	a Lender becomes a Market Disruption Lender or a Non-Consenting Lender,

the Borrower may, while the relevant circumstance continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender or the Company may give the Facility Agent notice of its intention to replace that Lender in accordance with paragraph 7.7.4 below.

7.7.2	On receipt of a notice of prepayment and cancellation referred to in paragraph 7.7.1 above:

(A)	the Borrower must repay or prepay the relevant Lender's share in the Loan on the date specified in paragraph 7.7.3 below; and

(B)	the Commitments of the relevant Lender will be immediately cancelled.

7.7.3	The date for repayment or prepayment of a Lender's share in the Loan will be:

(A)	the last day of the current Term for the Loan; or

(B)	if earlier, the date specified by the relevant Borrower in its notification.

7.7.4	The Company may:

(A)	in the circumstances set out in paragraph 7.7.1 above, by ten Business Days' prior notice to the Facility Agent and the relevant Lender; or

(B)	if a Lender notifies the Facility Agent in accordance with Clause 7.1 (Mandatory prepayment – illegality), by ten Business Days' prior notice (or if shorter, the maximum period during which that Lender can continue to perform its obligations under a Finance Document or fund or maintain its share in any Loan prior to such performance, funding or maintenance becoming unlawful) to the Facility Agent and that Lender, replace that Lender by requiring that Lender to (and to the extent permitted by law, that Lender shall) transfer pursuant to Clause 27.2 (Assignments and transfers by Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 27.2 ( Assignments and transfers by Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loan and Break Costs and other amounts payable in relation thereto under the Finance Documents.

7.7.5	The replacement of a Lender pursuant to paragraph 7.7.4 above shall be subject to the following conditions:

(A)	the Company shall have no right to replace the Facility Agent;

(B)	neither the Facility Agent nor any Lender shall have any obligation to find a replacement Lender;

(C)	in no event shall the Lender replaced under paragraph 7.7.4 above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(D)	the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph 7.7.4 above once it is satisfied that it has complied with all necessary know your customer requirements or other similar checks under all applicable laws and regulations in relation to that transfer.

7.7.6	A Lender shall perform the checks described in paragraph 7.7.5(D) above as soon as reasonably practicable following delivery of a notice referred to in paragraph 7.7.4 above and shall notify the Facility Agent and the Company when it is satisfied that it has complied with those checks.

7.7.7	In the event that:

(A)	the Company or the Facility Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(B)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(C)	Lenders whose Commitments aggregate more than 90 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 90 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

7.8	Miscellaneous provisions

7.8.1	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loan and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

7.8.2	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs (to the extent applicable in accordance with Clause 10.5 (Break Costs)). The provisions of Clause 14.7 (Partial payments) shall apply in relation to any prepayment.

7.8.3	Save as expressly provided to the contrary in this Clause 7 and Clause 14.7 (Partial payments), any repayment or prepayment of the Loan shall be applied in payment of each Lender's share in such Loan in its Pro Rata Share.

7.8.4	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

7.8.5	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

7.8.6	Subject to Clause 28.4 (Increase), no amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

7.8.7	The Borrower may not reborrow any part of the Facility which is prepaid.

7.8.8	If all of part of any Lender's participation in the Loan is repaid or prepaid an amount of that Lender's Commitment (equal to the amount of the participation which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment.

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Term is the percentage rate per annum which is the aggregate of the applicable:

8.1.1	Margin;

8.1.2	Term Reference Rate; and

8.1.3	the applicable Term Reference Rate CAS,

and if, the aggregate of the applicable Term Reference Rate and the applicable Term Reference Rate CAS for any Term is less than zero, the aggregate of the Term Reference Rate and the applicable Term Reference Rate CAS for such Term shall be deemed to be zero.

8.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Borrower must pay accrued interest on the Loan made to it on the last day of each Term and also, if the Term is longer than six Months, on the dates falling at six-monthly intervals after the first day of that Term.

8.3	Interest on overdue amounts

8.3.1	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

8.3.2	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted

(A)	the Loan in the currency of the overdue amount for successive Terms selected by the Facility Agent. For this purpose, the Facility Agent may (acting reasonably):

(B)	select successive Terms of any duration of up to three Months; and determine the appropriate Quotation Day for that Term.

8.3.3	Notwithstanding paragraph 8.3.2 above, if the overdue amount is a principal amount of the Loan and becomes due and payable before the last day of its current Term, then:

(A)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(B)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on the Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph 8.3.2 above.

8.3.4	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

8.4	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement and if Clause 10.3 (Cost of funds) applies, provide supporting calculations to the Company.

9.            TERMS

9.1	Selection of Terms

9.1.1	The Borrower (or the Company) must select the Term for the Loan in the Utilisation Request or (if the Loan has already been borrowed) in a Selection Notice

9.1.2	Each Selection Notice for the Loan is irrevocable and must be delivered to the Facility Agent by the Borrower (or the Company on behalf of the Borrower) not later than the Specified Time.

9.1.3	Subject to the other provisions of this Clause, the Borrower (or the Company) may select a Term for the Loan of any period specified in the Reference Rate Terms or of any other period agreed between the Company, the Facility Agent and all the Lenders which have (or will have) a participation in the Loan.

9.1.4	An Interest Period for the Loan shall not extend beyond the Termination Date.

9.1.5	The Term for the Loan will start on its Utilisation Date or (if already made) on the last day of its preceding Term.

9.2	Non-Business Days

Any rules specified as "Business Day Conventions" in the Reference Rate Terms for the Loan or Unpaid Sum shall apply to each Term for the Loan or Unpaid Sum.

9.3	Other adjustments

9.3.1	Subject to paragraph 9.3.2 below, the Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or division of the Loan.

9.3.2	No Term in excess of six Months may be agreed by the Facility Agent without the prior consent of all the Lenders which have a participation in the relevant Loan.

9.4	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Interest calculation if no Primary Term Rate

10.1.1	In respect of the Loan:

(A)	Shortened Term: if no Primary Term Rate is available for the Term of the Loan, the Term of the Loan shall (if it is longer than the applicable Fallback Term) be shortened to the applicable Fallback Term and the applicable Term Reference Rate shall be determined pursuant to the definition of "Term Reference Rate";

(B)	Shortened Term and Historic Primary Term Rate: if paragraph (A) above applies but no Primary Term Rate is available for the Term of the Loan and it is not possible to calculate the applicable Term Reference Rate for the Shortened Term, the applicable Term Reference Rate shall be the Historic Primary Term Rate for the Loan; and

(C)	Term Fallback Option: if paragraph (B) above applies but it is not possible to calculate the Historic Primary Term Rate and if "fixed Central Bank Rate will apply as a fallback" is specified in the Reference Rate Terms for the Loan, the Term of the Loan shall (if it is longer than the applicable Fallback Term) be shortened to the applicable Fallback Term and the applicable Term Reference Rate shall be:

(1)	the percentage rate per annum which is the aggregate of:

(a)	the Central Bank Rate for the Quotation Day; and

(b)	any applicable Central Bank Rate Adjustment; or

(2)	if the Central Bank Rate for the Quotation Day is not available, the percentage rate per annum which is the aggregate of:

(a)	the most recent Central Bank Rate for a day which is no more than 5 Additional Business Days before the Quotation Day; and

(b)	any applicable Central Bank Rate Adjustment.

10.2	Market disruption

10.2.1	If:

(A)	a Market Disruption Rate is specified in the Reference Rate Terms for the Loan; and

(B)	before the Reporting Time for the Loan the Facility Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 35 per cent. of the Loan) that its cost of funds relating to its participation in the Loan would be in excess of that Market Disruption Rate, then Clause 10.3 (Cost of funds) shall apply to the Loan for the relevant Term.

10.2.2	The Facility Agent must promptly notify the Company and the Lenders in the event that a Lender provides a notification under paragraph 10.2.1(B) above (any such Lender being a "Market Disruption Lender").

10.3	Cost of funds

10.3.1	If this Clause 10.3 (Cost of funds) applies to the Loan for a Term, Clause 8.1 (Calculation of interest) shall not apply to the Loan for that Term and the rate of interest on the relevant Loan for the relevant Term shall be the percentage rate per annum which is the sum of:

(A)	the applicable Margin; and

(B)	the weighted average of the rates notified to the Facility Agent by each Lender as soon as practicable and in any event by the Reporting Time for the Loan, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in the Loan.

10.3.2	If this Clause 10.3 applies pursuant to Clause 10.2 (Market disruption) and:

(A)	a Lender's Funding Rate is less than the relevant Market Disruption Rate; or

(B)	a Lender does not notify a rate to the Facility Agent by the relevant Reporting Time,

that Lender's cost of funds relating to its participation in the Loan for that Term shall be deemed, for the purposes of paragraph (A) above, to be the Market Disruption Rate for the Loan.

10.3.3	Subject to Clause 10.3.2 above if this Clause 10.3 (Cost of funds) applies but any Lender does not notify a rate to the Facility Agent by the Reporting Time for the relevant Loan, the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders (on a weighted average basis).

10.4	Alternative basis of funding

10.4.1	If Clause 10.2 or 10.3 applies and the Facility Agent or the Company so requires, the Facility Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

10.4.2	Any alternative basis agreed pursuant to paragraph 10.4.1 above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

10.5	Break Costs

10.5.1	If an amount is specified as Break Costs in the Reference Rate Terms for the Loan or Unpaid Sum, the Borrower must pay to each Lender within three Business Days of demand by that Lender its Break Costs if the Loan or an Unpaid Sum is repaid or prepaid otherwise than on the last day of any Term applicable to it, provided that no Break Costs shall be payable by the Borrower in respect of a repayment or prepayment of a Loan or an Unpaid Sum in accordance with Clause 7.3 (Mandatory prepayment/cancellation – Fundraising Proceeds).

10.5.2	Each Lender must supply to the Facility Agent for the Borrower details of the amount of any Break Costs claimed by it under this Sub-clause.

11.	TAXES

11.1	General

In this Clause "Tax Credit" means a credit against any Tax or any relief or remission for Tax (or its repayment).

11.2	Tax gross-up

11.2.1	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

11.2.2	If an Obligor is, or becomes, aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. The Facility Agent must then promptly notify the affected Parties.

11.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

11.2.4	A payment by an Obligor shall not be increased under paragraph 11.2.3 above by reason of a Tax Deduction on account of Tax imposed by that Obligor's Tax Jurisdiction if on the date on which the payment falls due:

(A)	the payment could have been made to the relevant Lender without such a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of (A) any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority or (B) the representation in Clause 16.11.2 (Taxes on payments) being incorrect when given; or

(B)	the relevant Lender is a Treaty Lender or a Lender referred to in paragraph (a)(ii) of the definition of "Qualifying Lender' and the Obligor making the payment is able to demonstrate that the payment could have been made to that Lender without the Tax Deduction had that Lender complied with its obligations under paragraph 11.2.5 below.

11.2.5	Each Lender and each Obligor which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary to enable that Obligor to make that payment with the minimum Tax Deduction possible by law and, for the avoidance of doubt, in relation to a "foreign person" as defined in section 50A(1) of the South African Income Tax Act which becomes a Lender other than on the date of this Agreement, such procedural formalities shall include the delivery to the Company of a declaration and undertaking as contemplated by section 50E (2) or (3) of the South African Income Tax Act by no later than 5 Business Days prior to the date on which the relevant payment is due.

11.2.6	If an Obligor is required to make a Tax Deduction, that Obligor must make that Tax Deduction and any payment required in connection with that Tax Deduction within the time and in the minimum amount required by law.

11.2.7	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

11.2.8	A Lender which becomes a Party on the date of this Agreement gives a Tax Residence Confirmation to the Company by entering into this Agreement and as set out in Part 2 (Original Lenders and Commitments) of Schedule 1 (Original Parties).

11.2.9	A Lender which becomes a Party other than on the date of this Agreement shall give a Tax Residence Confirmation in the relevant Transfer Certificate or Increase Confirmation for the benefit of the Company and the Facility Agent.

11.2.10	A Lender shall promptly notify the Company and the Facility Agent if there is any change in the position from that set out in that Lender's Tax Residence Confirmation.

11.3	Tax indemnity

11.3.1	Except as provided in paragraph 11.3.2 below, the Company must indemnify a Protected Party against any loss or liability which that Protected Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Protected Party for or on account of Tax in respect of a Finance Document.

11.3.2	Paragraph 11.3.1 above does not apply:

(A)	with respect to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(1)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(2)	that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party will not be treated as net income received or receivable for this purpose;

(B)	to the extent a loss or liability relates to a FATCA Deduction required to be made by a Party;

(C)	to the extent a loss or liability is compensated for by an increased payment under Clause 11.2 (Tax gross-up) or would have been so compensated for but for the application of Clause 11.2.4 (Tax gross-up); or

(C)	to the extent a loss or liability is attributable to any Bank Levy (or any payment attributable to a Bank Levy).

11.3.3	A Protected Party making, or intending to make, a claim under paragraph 11.3.1 above must promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall promptly notify the Company.

11.3.4	A Protected Party shall, on receiving a payment from an Obligor under this Clause 11.3 (Tax indemnity) notify the Facility Agent.

11.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

11.4.1	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

11.4.2	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

11.5	Stamp taxes

The Company must pay and indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

11.6	VAT

11.6.1	Any amount payable under a Finance Document by an Obligor is exclusive of any VAT which might be chargeable in connection with that amount. If any such Tax is chargeable and such Finance Party is required to account to the relevant tax authority for that Tax, the Obligor must pay to such Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax (and such Finance Party shall promptly provide an appropriate Tax invoice to that Party).

11.6.2	If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)	(where the Supplier is the person required to account to the relevant tax authority for that Tax) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of that Tax. The Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the Tax chargeable on that supply; and

(B)	(where the Recipient is the person required to account to the relevant tax authority for that Tax) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the Tax chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that Tax.

11.6.3	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of those costs or expenses, but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

11.6.4	Any reference in this Clause 11.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply, under the grouping rules as provided for in Article 11 of Council Directive 2006/11/EC (or as implemented by a member state of the European Union).

11.6.5	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirement in relation to such supply.

11.7	FATCA Information

11.7.1	Subject to paragraph 11.7.3 below, each Party shall, within ten Business Days of a reasonable request by another Party:

(A)	confirm to that other Party whether it is:

(1)	a FATCA Exempt Party; or

(2)	not a FATCA Exempt Party;

(B)	supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(C)	supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

11.7.2	If a Party confirms to another Party pursuant to paragraph 11.7.1(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

11.7.3	Paragraph 11.7.1 above shall not oblige any Finance Party to do anything and paragraph 11.7.1(C) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(A)	any law or regulation; any fiduciary duty; or

(B)	any duty of confidentiality.

11.7.4	If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph 11.7.1(A) or (B) above (including, for the avoidance of doubt, where paragraph 11.7.3 above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

11.7.5	Where the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of the date of a request from the Facility Agent, supply to the Facility Agent:

(A)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(B)	any withholding statement and other documentation, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

11.7.6	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph 11.7.5 above to the relevant Borrower.

11.7.7	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph 11.7.5 above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

11.7.8	The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph 11.7.5 or 11.7.7 above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraphs 11.7.5, 11.7.6 or 11.7.7 above.

11.8	FATCA Deduction

11.8.1	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

11.8.2	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company and the Facility Agent, and the Facility Agent shall notify the other Finance Parties.

12.	INCREASED COSTS

12.1	Increased Costs

12.1.1	Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(A)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation;

(B)	compliance with any law or regulation made after the date of this Agreement; or

(C)	the implementation or application of or compliance with Basel III, CRD IV or CRD V or any other law or regulation which implements Basel III (including, without limitation, CRD IV and CRD V) (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

12.1.2	In this Agreement:

"Basel III" means:

(A)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(B)	the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(C)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

"Basel III Cost" means any Increased Cost attributable to the implementation or application of or compliance with Basel III.

"CRD IV" means EU CRD IV and UK CRD IV.

"CRD IV Cost" means any Increased Cost attributable to the implementation or application of or compliance with CRD IV.

"CRD V" means EU CRD V and UK CRD V.

"CRD V Cost" means any Increased Cost attributable to the implementation or application of or compliance with CRD V.

"EU CRD IV" means:

(A)	Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012;and

(B)	Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

"EU CRD V" means:

(A)	Regulation (EU) No 2019/876 of the European Parliament and of the Council of 20 May 2019 amending CRR and Regulation (EU) No 648/2012 (CRR2); and

(B)	Directive (EU) 2019/878 of the European Parliament and of the Council of 20 May 2019 amending CRD4 (CRD5).

"UK CRD IV" means:

(A)	Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012 as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the "Withdrawal Act");

(B)	the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) ("WAA") implemented Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC and its implementing measures;

(C)	direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the European Union (Withdrawal Agreement) Act 2020) implemented EU CRD IV as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act; and

(D)	any law or regulation which amends, replaces or restates any law or regulation specified in paragraphs (A) to (C) above.

"UK CRD V" means:

(A)	CRR2 as it forms part of domestic law of the United Kingdom by virtue of the Withdrawal Act;

(B)	the law of the United Kingdom or any part of it, which immediately before IP completion day (as defined in the WAA) implemented CRD5 and its implementing measures; and

(C)	direct EU legislation (as defined in the Withdrawal Act), which immediately before IP completion day (as defined in the WAA) implemented EU CRD V as it forms part of the domestic law of the United Kingdom by virtue of the Withdrawal Act.

12.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

12.2.1	attributable to a FATCA Deduction required to be made by a Party;

12.2.2	compensated for under another Clause or would have been but for an exception to that Clause;

12.2.3	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation;

12.2.4	attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision (BCBS) in June 2004 in the form existing on the date of this Agreement but excluding any amendment arising out of Basel III ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates);

12.2.5	attributable to the implementation or application of, or compliance with, Basel III, CRD IV or CRD V or any other law or regulation which implements the Basel III, CRD IV or CRD V, in each case to the extent the relevant Finance Party would reasonably be able to quantify the relevant Increased Cost as at the Signing Date or, if later, the date it became a Party; or

12.2.6	attributable to a Bank Levy.

12.3	Claims

12.3.1	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

12.3.2	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost provided that no Finance Party will be obliged to divulge any confidential or commercially sensitive information.

12.4	Basel III Costs, CRD IV Costs and CRD V Costs

The Company need not make any payment for a Basel III Cost, CRD IV Cost or CRD V Cost unless the claiming Finance Party:

12.4.1	provides reasonable detail of the basis of calculation of such Basel III Cost, CRD IV Cost or CRD V Cost (as applicable) provided that this obligation to provide reasonable detail does not extend to information and detail that a Finance Party reasonably considers it is not legally allowed to disclose, is confidential to third parties or is price sensitive in relation to listed shares or other instruments issued by that Finance Party or any of its Affiliates;

12.4.2	confirms to the Company that it is the Finance Party's policy to claim Basel III Cost, CRD IV Cost or CRD V Cost (as applicable) from similar borrowers in relation to similar facilities; and

12.4.3	confirms to the Company that it is making a claim for Basel III Cost, CRD IV Cost or CRD V Cost (as applicable) within three months of incurring them.

13.           MITIGATION

13.1         Mitigation

13.1.1	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

(A)	any Tax Payment or Increased Cost being payable to that Finance Party; or

(B)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality,

including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

13.1.2	Paragraph 13.1.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

13.1.3	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

13.1.4	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

13.2	Conduct of business by a Finance Party

No term of this Agreement will:

13.2.1	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

13.2.2	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

13.2.3	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

14.            PAYMENTS

14.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank in the principal financial centre of the country of the relevant currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by the Facility Agent) or as it may notify to that Party for this purpose by not less than five Business Days' prior notice.

14.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment. Payments due by an Obligor to the Finance Parties shall be made by 12.00 noon on the due date for payment.

14.3	Distribution

14.3.1	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank in the principal financial centre of the country of the relevant currency (or in the case of euro, in the principal financial centre of a Participating Member State or London, as specified by that Party) or as it may notify to the Facility Agent for this purpose by not less than five Business Days' prior notice.

14.3.2	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied, if applicable.

14.3.3	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

14.4	Currency

14.4.1	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

14.4.2	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

14.4.3	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

14.4.4	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

14.4.5	Any amount expressed to be payable in a currency other than the Base Currency will be paid in that other currency.

14.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

14.6	Business Days

14.6.1	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

14.6.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on that principal or Unpaid Sum at the rate payable on the original due date.

14.7	Partial payments

14.7.1	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(A)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(B)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(C)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(D)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

14.7.2	The Facility Agent must, if so directed by the Lenders, vary the order set out in sub-paragraphs 14.7.1(B) to (D) above.

14.7.3	This Subclause will override any appropriation made by an Obligor.

14.8	Timing of payments

If a Finance Document does not provide for when a particular payment or indemnity is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

14.9	Change of currency

14.9.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(A)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Company); and

(B)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

14.9.2	If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Market and otherwise to reflect the change in currency.

14.10	Disruption to payment systems etc.

If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Company that a Disruption Event has occurred:

14.10.1	the Facility Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Facility Agent may deem necessary in the circumstances;

14.10.2	the Facility Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph 14.10.1 above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

14.10.3	the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph 14.10.1 above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

14.10.4	any such changes agreed upon by the Facility Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 26 (Amendments and waivers);

14.10.5	the Facility Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 14.10; and

14.10.6	the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph 14.10.4 above.

15.	GUARANTEE AND INDEMNITY

15.1	Guarantee and indemnity

Each Guarantor jointly and severally and irrevocably and unconditionally:

15.1.1	guarantees to each Finance Party punctual performance by the Company and the Borrower of all their obligations under the Finance Documents;

15.1.2	undertakes with each Finance Party that, whenever the Company or the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor in respect of that amount; and

15.1.3	indemnifies, as an independent and primary obligation, each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the cost, loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause if the amount claimed had been recoverable on the basis of a guarantee.

15.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise without limitation, the liability of each Guarantor under this Clause will continue or be reinstated as if the discharge, release or arrangement had not occurred.

15.4	Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any Finance Party), including:

15.4.1	any time or waiver or consent granted to, or composition with, any person;

15.4.2	any release of any person under the terms of any composition or arrangement with any creditor of any member of the Group;

15.4.3	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

15.4.4	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

15.4.5	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

15.4.6	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

15.4.7	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security;

15.4.8	any business rescue proceedings; or

15.4.9	any insolvency or similar proceedings.

15.5	Guarantor intent

Without prejudice to the generality of Clause 15.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: business acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

15.6	Immediate recourse

15.6.1	Each Guarantor waives any right it may have of first requiring any Finance Party (or trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause.

15.6.2	This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

15.7.1

(A)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or trustee or agent on its behalf) against those amounts; or

(B)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

15.7.2	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor's liability under this Clause.

15.8	Non-competition

Until:

15.8.1	all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full; and

15.8.2	unless the Facility Agent otherwise directs,

no Guarantor will, by virtue of any payment or performance by it or liability arising under this Clause:

(A)	take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights, security, guarantee or moneys held, received or receivable by any Finance Party under the Finance Documents;

(B)	be entitled to any right of contribution or indemnity in respect of any payment made or to be made or moneys received or to be received on account of that Guarantor's liability under this Clause;

(C)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party;

(D)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor; and/or

(E)	bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 15.1 (Guarantee and indemnity).

Each Guarantor must hold on trust for, and immediately pay or transfer to, the Facility Agent for the Finance Parties, any payment or distribution or benefit of security received by it contrary to this Clause, or must pay or transfer any such payment, distribution or benefit in accordance with any directions given by the Facility Agent under this Clause.

15.9	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

15.9.1	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

15.9.2	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

15.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

15.11	Mauritian Guarantors

Any Guarantor incorporated in Mauritius waives, in favour of the Finance Parties, any and all of the rights, protections, privileges and defences provided by law to a guarantor including, without limitation, the provisions of Articles 2021 and 2026 of the Mauritius Civil Code.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and warranties

The representations and warranties set out in this Clause are made by each Obligor or (if it so states) the Company to each Finance Party.

16.2	Status

16.2.1	It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

16.2.2	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

16.3	Powers and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.4	Legal validity

16.4.1	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement in relation to an Obligor, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

16.4.2	Subject to any general principles of law referred to in the legal opinion furnished by Mauritian Counsel and South African Counsel acting on behalf of the Finance Parties, each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

16.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

16.5.1	any law or regulation applicable to it;

16.5.2	its or any of its Subsidiaries' constitutional documents; or

16.5.3	any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries' assets.

16.6	No default

16.6.1	No Event of Default is outstanding or will result from the entry into of, or the performance of any transaction contemplated by, any Finance Document.

16.6.2	As at the Signing Date, no other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries' assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

16.7	Authorisations

All authorisations required by it:

16.7.1	in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents; and

16.7.2	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected (as appropriate) and are in full force and effect.

16.8	Financial statements

Its audited financial statements most recently delivered to the Facility Agent (which, in the case of the Company at the date of this Agreement, are the Original Financial Statements):

16.8.1	have been prepared in accordance with IFRS, consistently applied; and

16.8.2	fairly present its financial position and state of affairs (consolidated, if applicable) as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements.

16.9	No material adverse change

In the case of the Company only, as at the Signing Date there has been no material adverse change in the consolidated financial condition of the Company since the date to which the Original Financial Statements were drawn up.

16.10	Litigation

As at the Signing Date, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which have a reasonable prospect of being adversely determined and, if adversely determined, are reasonably likely to have a Material Adverse Effect.

16.11	Taxes on payments

16.11.1	As at the Signing Date, all amounts payable by it under the Finance Documents may be made without any Tax Deduction to a Lender which falls within paragraph (a)(i) of the definition of "Qualifying Lender".

16.11.2	As at the Signing Date, the Borrower's Tax Jurisdiction is South Africa and each other Obligor's Tax Jurisdiction is the country in which it has been incorporated and no Obligor is resident for tax purposes in any other jurisdiction.

16.12	Stamp duties

As at the Signing Date, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

16.13	Pari Passu

Its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured, unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

16.14	Immunity

16.14.1	The entry into by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes.

16.14.2	It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

16.15	Jurisdiction/governing law

16.15.1	Subject, in each case, to any general principles of law referred to in any legal opinion delivered to the Facility Agent and referred to in Schedule 2 (Conditions Precedent Documents) in relation to an Obligor its:

(A)	irrevocable submission under this Agreement to the jurisdiction of the courts of England and Wales;

(B)	agreement that this Agreement is governed by English law; and

(C)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation.

16.15.2	Subject to any general principles of law referred to in the legal opinion furnished by Mauritian Counsel and South African Counsel acting on behalf of the Finance Parties, any judgment obtained in England and Wales will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

16.16	Sanctions

16.16.1	No Borrower or any other member of the Group:

(A)	is using, lending, contributing or otherwise making available, or will use, lend, contribute or otherwise make available, the proceeds of the Facility:

(1)	to fund or finance, directly or, to the knowledge of the relevant member of the Group after due inquiry, indirectly, any activities or business of or with any person which is listed on, or owned or controlled by or acting on behalf of a person listed on, a Sanctions List or in a Sanctioned Country, in each case at the time of such funding or financing; or

(2)	in a manner that would otherwise cause or would reasonably be expected to cause any person to be in breach of Sanctions; or

(B)	to the knowledge of any member of the Group after due inquiry:

(1)	has been or is targeted under any Sanctions; or

(2)	has violated or is violating any applicable Sanctions.

This paragraph 16.16.1 shall not benefit or be capable of being relied upon by a Finance Party if and to the extent that Finance Party has determined that doing so would cause such Finance Party to be in breach of any law applicable to them, including, without limitation, Section 7 of the German Foreign Trade Ordinance (§ 7 Aussenwirtschaftsverordnung) or Section 5 of EU Regulation (EC) 2271/96).

16.17	Anti-corruption law

It and, to the best of its knowledge and belief, each of its directors, officers, agents and employees have conducted their businesses in compliance with applicable anti-corruption laws and it has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

16.18	Merger Documents

The Merger Documents contain all material terms of the Acquisition.

16.19	Times for making representations and warranties

16.19.1	The representations and warranties set out in this Clause are made by each Obligor or (if it so states) the Company on the Signing Date.

16.19.2	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty is deemed to be repeated by each Obligor on the date of the Utilisation Request, the Utilisation Date and on the first day of each Term.

16.19.3	The representation and warranty set out in Clause 16.16 (Sanctions) is deemed to be repeated by each Obligor on each date on which any amount outstanding under the Facility is repaid or prepaid.

16.19.4	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

17.	INFORMATION COVENANTS

17.1	Financial statements

17.1.1	The Company must supply to the Facility Agent (and if the Facility Agent so requests, in sufficient copies for all the Lenders):

(A)	its audited consolidated financial statements for each of its financial years;

(B)	the audited financial statements of each Obligor for each of its financial years; and

(C)	its interim semi- annual condensed consolidated financial results for the first half-year of each of its financial years.

17.1.2	All financial statements or results (as the case may be) must be supplied as soon as they are available and:

(A)	in the case of the Company's audited consolidated financial statements, within 120 days;

(B)	in the case of each Obligor's audited financial statements, within 120 days; and

(C)	in the case of the Company's interim semi-annual condensed consolidated financial results, within 90 days,

of the end of the relevant financial period unless otherwise agreed with the Majority Lenders.

17.2	Form of financial statements

17.2.1	The Company must ensure that each set of financial statements or results (as the case may be) supplied under this Agreement fairly presents the financial position and state of affairs (consolidated or otherwise) of the relevant person as at the date to which those financial statements or results (as the case may be) were drawn up in accordance with IFRS.

17.2.2	The Company must notify the Facility Agent of any material change to the manner in which its audited consolidated financial statements are prepared.

17.2.3	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(A)	a full description of any change notified under paragraph 17.2.2 above; and

(B)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.

17.2.4	If requested by the Facility Agent, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been in if the change had not happened.

Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

17.2.5	If no agreement is reached under paragraph 17.2.4 above on the required amendments to this Agreement, the Company must supply with each set of its financial statements another set of its financial statements prepared on the same basis as the Original Financial Statements.

17.3	Compliance Certificate

17.3.1	The Company must supply to the Facility Agent:

(A)	a Compliance Certificate with each set of its financial statements or results delivered pursuant to paragraphs 17.1.1(A) and (C) of Clause 17.1.1 (Financial statements).

17.3.2	A Compliance Certificate must be signed by two authorised signatories of the Company.

17.4	Information - miscellaneous

The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

17.4.1	copies of all documents despatched by the Company to its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are despatched;

17.4.2	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which have or might, if adversely determined, have a Material Adverse Effect;

17.4.3	promptly on request, a list of the then current Material Subsidiaries; and

17.4.4	promptly on request, such further information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request.

17.5	Notification of Default

17.5.1	Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

17.5.2	Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

17.6	Year end

The Company must not change its financial year end.

17.7	Direct electronic delivery by Company

The Company may satisfy its obligation under this Agreement to deliver any information in relation to a Lender by delivering that information directly to that Lender in accordance with Clause 35.6 (Electronic communication) to the extent that Lender and the Facility Agent agree to this method of delivery.

17.8	Know your customer requirements

17.8.1	Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

17.8.2	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

18.	FINANCIAL COVENANTS

18.1	Definitions

In this Clause:

"Adjusted Consolidated EBITDA" means, in relation to a Measurement Period, Consolidated EBITDA for the period adjusted as follows:

(a)	including the operating profit before interest, tax, depreciation, amortisation and impairment charges ("EBITDA") of a member of the Group or attributable to a business or assets acquired during the Measurement Period for that part of the Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group;

(b)	taking no account of any realised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis) which is reported through the income statement; and

(c)	excluding the EBITDA attributable to any member of the Group or to any business or assets sold during that Measurement Period.

"Consolidated EBITDA" means, in relation to a Measurement Period, the aggregate of the consolidated operating profits of the Group (including the results from discontinued operations) before finance costs and tax for the Measurement Period, adjusted by:

(a)	taking no account of any material items which represent gains or losses arising on:

(i)	restructurings of the activities of an entity and reversals of any provisions for the costs of restructuring;

(ii)	disposals of non-current assets;

(iii)	the disposal of assets associated with discontinued operations; or

(iv)	reversals of any provision;

(b)	taking into account any realised gains or losses on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis) which is reported through the income statement;

(c)	taking no account of foreign exchange gains and losses incurred as a result of the delays between the date upon which (i) dividends are declared and (ii) loan claims are repaid by Irancell Telecommunications Services Company Proprietary Limited and the date upon which such dividends and loan claims are received by the Borrower;

(d)	taking no account of any income or charge attributable to a post-employment benefit scheme other than the current service costs and any past service costs and curtailments and settlements attributable to the scheme;

(e)	taking no account of any increase in operating profit arising as a result of any operating lease being classified as a finance or capital lease as a result of a change of IFRS taking effect on or after 1 January 2019; and

(f)	adding back any depreciation and amortisation and taking no account of any charge for impairment or any reversal of any previous impairment charge made in the period.

"Consolidated Eligible Cash and Cash Equivalents" means, at any time, the cash and the cash equivalents included as cash of the Group, in each case calculated in accordance with the most recent consolidated balance sheet of the Company excluding:

(a)	Restricted Cash; and

(b)	cash or cash equivalents deposited in any Sanctioned Country at that time.

"Consolidated Finance Costs" means, in relation to a Measurement Period, all finance costs (whether paid, payable or added to principal) incurred by the Group during that period calculated on a consolidated basis but taking no account of dividends on preference shares which are treated as equity under IFRS.

"Consolidated Interest Receivable" means all interest and other financing charges received or receivable by the Group during a Measurement Period calculated on a consolidated basis.

"Consolidated Net Finance Costs" means, in respect of a Measurement Period, Consolidated Finance Costs for that Measurement Period less Consolidated Interest Receivable for that Measurement Period calculated on a consolidated basis but adjusted as follows:

(a)	taking no account of any interest cost or expected return on plan assets in relation to any post-employment benefit scheme;

(b)	if a joint venture is accounted for on a proportionate consolidation basis, adding the Group's share of the finance costs or interest receivable of the joint venture; and

(c)	taking no account of finance costs of a member of the Group under a lease unless such lease would be treated as a Finance Lease.

"Consolidated Total Borrowings" means, in respect of the Group, at any time and without double counting, the aggregate of the following liabilities calculated at the nominal, principal or other amount at which the liabilities would be carried in a consolidated balance sheet of the Company drawn up at that time:

(a)	any moneys borrowed;

(b)	any redeemable preference shares;

(c)	any acceptance under any acceptance credit (including any dematerialised equivalent);

(d)	any bond, note, debenture, loan stock or other similar instrument;

(e)	any indebtedness under a Finance Lease;

(f)	any moneys owing in connection with the sale or discounting of receivables (except to the extent that there is no recourse);

(g)	any indebtedness arising from any deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset in circumstances where payment is deferred for any period in excess of six months;

(h)	any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

(i)	any indebtedness of any person of a type referred to in the above paragraphs which are the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group.

"Consolidated Total Net Borrowings" means at any time Consolidated Total Borrowings less Consolidated Eligible Cash and Cash Equivalents.

"Finance Lease" means any lease or hire purchase contract, a liability under which would, in accordance with IFRS, be treated as a balance sheet liability (other than a lease or hire purchase contract which would, in accordance with IFRS in force prior to 1 January 2019, have been treated as an operating lease).

"Measurement Period" means a period of 12 months ending on the last day of a financial year and half year of the Company.

"Restricted Cash" means "Restricted Cash" as defined in the most recent audited consolidated financial statements of the Company.

18.2	Interpretation

18.2.1	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

18.2.2	Any amount in a currency other than ZAR is to be taken into account for the purposes of this Clause 18 only at its ZAR equivalent calculated on the basis of:

(A)	the Facility Agent's spot rate of exchange for the purchase of the relevant currency in the Johannesburg foreign exchange market with ZAR at or about 11.00 a.m. on the day the relevant amount falls to be calculated; or

(B)	if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

18.2.3	Companies which are not members of the Group, but which are proportionately consolidated in the consolidated financial statements of the Company, will be included as members of the Group, on a proportionate basis to the same extent as such proportionate consolidation, in the calculation of Adjusted Consolidated EBITDA, Consolidated EBITDA and Consolidated Total Borrowings.

18.2.4	No item must be credited or deducted more than once in any calculation under this Clause.

18.3	Leverage

The Company must ensure that the ratio of Consolidated Total Net Borrowings to Adjusted Consolidated EBITDA does not, at the end of any Measurement Period, exceed 2.50:1.00.

18.4	Interest cover

The Company must ensure that the ratio of Consolidated EBITDA to Consolidated Net Finance Costs is not less than 4.00 to 1.00 at the end of any Measurement Period.

19.	GENERAL COVENANTS

19.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, each Obligor must ensure that it and each of its Subsidiaries performs that covenant.

19.2	Authorisations

Each Obligor must promptly:

19.2.1	obtain, maintain and comply with the terms; and

19.2.2	supply certified copies to the Facility Agent,

of any authorisation required under any law or regulation (including any approval of the South African Reserve Bank) to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

19.3	Compliance with laws

Each member of the Group must comply in all respects with all laws to which it is subject where failure to do so has or is reasonably likely to have a Material Adverse Effect.

19.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents at all times rank at least pari passu with all its other present and future unsecured, unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

19.5	Negative pledge

19.5.1	Except as provided below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

19.5.2	No member of the Group may:

(A)	sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities;

(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(C)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(D)	enter into any other preferential arrangement having a similar effect,

in circumstances where the transaction is entered into primarily as a method of raising

Financial Indebtedness or of financing the acquisition of an asset.

19.5.3	Paragraphs 19.5.1 and 19.5.2 above do not apply to:

(A)	any Security Interest in existence as at the date of this Agreement and notified in writing to the Facility Agent prior to the date of this Agreement except to the extent the principal amount secured by it exceeds the amount secured at the date of this Agreement;

(B)	any Security Interest comprising a netting or set- off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(C)	any lien arising by operation of law and in the ordinary course of business;

(D)	any Security Interest constituting a retention of title arrangement entered into in the ordinary course of business;

(E)	any Security Interest on an asset, or an asset of any person, acquired by a member of the Group after the date of this Agreement and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition (other than as a result of the utilisation of facility limits in place at the time of the acquisition);

(F)	any Security Interest which secures only Project Debt and which is created over:

(1)	the relevant Project Assets;

(2)	the shares and/or assets of the relevant Project Subsidiary, provided that the Project Subsidiary (i) does not have any material assets other than the relevant Project Assets and conducts no material activities other than the relevant Project, or (ii) does not have any material assets other than the relevant Project Shares and Claims and conducts no material activities other than the holding of the relevant Project Shares and Claims;

(G)	any sale and leaseback of Tower Assets;

(H)	any Security Interest entered into pursuant to a Finance Document;

(I)	any Security Interest given by any Subsidiary of the Target securing indebtedness entered into in the ordinary course of its business, provided that the principal aggregate amount secured thereunder does not exceed USD 500,000,000 (or its equivalent in another currency or currencies) at any time;

(J)	any Security Interest given by any member of the Group securing indebtedness, the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding sub-paragraphs) does not exceed 2.5 per cent. of Total Consolidated Assets at any time; or

(K)	any other Security Interest given with the prior written approval of the Facility Agent (acting on the instructions of the Majority Lenders).

19.6	Disposals

19.6.1	Except as provided below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not dispose of all or any part of its assets.

19.6.2	Paragraph 19.6.1 above does not apply to:

(A)	any disposal made in the ordinary course of trading of the disposing entity;

(B)	any disposal made by one member of the Group to another member of the Group but where it is a disposal of assets to a Project Company, only of assets to be used as Project Assets;

(C)	any disposal made by any member of the Group to any person which is not a member of the Group of any shares, claims and any other interest in any member of the Group (other than any shares, claims and any other interest in an Obligor, subject to Subclause (D) below); provided that immediately following any such disposal:

(1)	a member of the Group which was a Subsidiary immediately prior to such disposal does not cease to be a Subsidiary as a result of such disposal; and

(2)	in relation to a Material Subsidiary in which any member of the Group holds at least 60 per cent. of the issued ordinary share capital, or its equity equivalent (a "Specified Interest") immediately prior to such disposal, any member of the Group does not cease to hold at least a Specified Interest in such Material Subsidiary as a result of such disposal;

(D)	any disposal of Tower Assets;

(E)	any disposal made by a member of the Group in relation to Mobile Telephone Networks Proprietary Limited, provided that an Obligor does not cease to hold at least 85 per cent. of the issued ordinary share capital or its equity equivalent in Mobile Telephone Networks Proprietary Limited as a result of such disposal;

(F)	any disposal of assets in exchange for other assets comparable or superior as to type, value and quality;

(G)	any disposal of assets pursuant to the Approved Asset Disposal Programme provided that the Group's minimum percentage interest is maintained, if applicable, in accordance with the table at Schedule 13 (Approved Asset Disposal Programme);

(F)	any disposal where the higher of the market value and consideration receivable (when aggregated with the higher of the market value and consideration for any other disposal not allowed under the preceding sub-paragraphs) does not exceed 2.5 per cent. of Total Consolidated Assets in any financial year of the Company and 5 per cent. of Total Consolidated Assets over the life of the Facility; or

(I)	any other disposal made by a member of the Group with the prior written approval of the Facility Agent (acting on the instructions of the Majority Lenders).

19.6.3	If an Obligor (whose place of incorporation is South Africa) in a single transaction or in a series of transactions and whether related or not, disposes of all or any part of its assets, including any part of its shareholding in, or its equity equivalent in either Mobile Telephone Networks Proprietary Limited, registration number 1993/001436/07 or MTN Service Provider Proprietary limited, registration number 1993/002648/07 (a "Disposal") to another member of the Group (which is not an Obligor) (the "Purchaser"), and as a result of such Disposal, the Purchaser becomes a Material Subsidiary, then the Company shall ensure that the Purchaser shall become an Additional Guarantor under this Agreement within a period of 30 days following implementation of such Disposal or such longer period as may be agreed by the Lenders. The Purchaser which becomes a Material Subsidiary pursuant to the terms of this paragraph 19.6.3 shall become an Additional Guarantor when the Company delivers to the Facility Agent a duly completed and executed Accession Agreement in accordance with this Agreement subject to the provisions of paragraphs 27.11.2, 27.11.3, 27.11.4 and 27.11.5 of Clause 27.11 (Additional Guarantors).

19.7	Change of business

The Company must ensure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

19.8	Mergers

No Obligor may enter into any amalgamation, demerger, merger or reconstruction otherwise than under an intra-Group re-organisation on a solvent basis or other transaction agreed by the Majority Lenders.

19.9	Environmental matters

19.9.1	In this Subclause:

"Environmental Approval" means any authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from properties owned or used by any member of the Group;

"Environmental Claim" means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law; and

"Environmental Law" means any applicable law or regulation which relates to:

(A)	the pollution or protection of the environment;

(B)	the harm to or the protection of human health;

(C)	the conditions of the workplace; or

(D)	any emission or substance capable of causing harm to any living organism or the environment.

19.9.2	Each member of the Group must ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so has or is reasonably likely to have a Material Adverse Effect or result in any material liability for a Finance Party.

19.9.3	Each Obligor must, promptly upon becoming aware, notify the Facility Agent of:

(A)	any Environmental Claim current, or to its knowledge, pending or threatened; or

(B)	any circumstances reasonably likely to result in an Environmental Claim,

which has or, if substantiated, is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.

19.10	Insurance

Each member of the Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

19.11	Arm's-length terms

No member of the Group may enter into any material transaction with any person otherwise than on arm's-length terms and for full market value, save for:

19.11.1	loans between members of the Group; or

19.11.2	other transactions between members of the Group,

which are permitted by other terms of this Agreement.

19.12 Sanctions

19.12.1	No Borrower or any other member of the Group shall use, lend, contribute or otherwise make available the proceeds of the Facility:

(A)	to fund or finance, directly or, to the knowledge of the relevant member of the Group after due inquiry, indirectly, any activities or business of or with any person which is listed on, or owned or controlled by or acting on behalf of a person listed on, a Sanctions List or in a Sanctioned Country, in each case at the time of such funding or financing; or

(B)	in a manner that would otherwise cause or would reasonably be expected to cause any person to be in breach of Sanctions.

This paragraph 19.12.1 shall not benefit or be capable of being relied upon by a Finance Party if and to the extent that Finance Party has determined that doing so would cause such Finance Party to be in breach of any law applicable to them, including, without limitation, Section 7 of the German Foreign Trade Ordinance (§ 7 Aussenwirtschaftsverordnung) or Section 5 of EU Regulation (EC) 2271/96).

19.12.2	The Borrower and each other member of the Group shall ensure that appropriate controls and safeguards designed to prevent any proceeds of the Facility from being used contrary to paragraph 19.12.1 above are in place.

19.12.3	No Borrower or any other member of the Group shall fund directly or indirectly all or any part of any repayment under this Agreement out of proceeds derived from dealings with or property listed on, or owned or controlled by or acting on behalf of a person listed on, a Sanctions List or in a Sanctioned Country.

19.13	Anti-corruption law

19.13.1	No Obligor shall directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

19.13.2	Each Obligor shall:

(A)	conduct its businesses in material compliance with applicable anti-corruption laws; and

(B)	maintain or establish policies and procedures designed to promote and achieve compliance with such laws.

19.14	Acquisition undertakings

19.14.1	The Company and the Purchaser shall comply in all material respects with the terms of the Merger Documents and all applicable laws or regulations relating to the Acquisition save where non-compliance could not reasonably be expected to be materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents.

19.14.2	The Company shall provide the Facility Agent with such information as it may reasonably request regarding the status and progress of the Acquisition (in each case, subject to any confidentiality, regulatory or other restrictions relating to the supply of such information).

19.14.3	If any Merger Document is amended, modified, waived or supplemented following the date of this Agreement, the Company shall promptly deliver to the Facility Agent a copy of such updated Merger Document.

19.14.4	The Company shall promptly notify the Facility Agent if any Merger Document is terminated in accordance with its terms.

19.14.5	The Company shall not amend any terms of the Merger Documents to include references to this Agreement, any Finance Document or any Finance Party in their capacity as such.

20.	DEFAULT

20.1	Events of Default

20.1.1	Each of the events or circumstances set out in this Clause is an Event of Default (save for Clause 20.17 (Acceleration) and Clause 20.18 (Clean-Up Period)).

20.1.2	In this Clause:

“Material Group Member” means an Obligor or a Material Subsidiary; and

“Permitted Transaction” means:

(A)	an intra-Group re-organisation of a Material Subsidiary on a solvent basis; or

(B)	any other transaction agreed by the Majority Lenders.

20.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

20.2.1	is caused by technical or administrative error or a Disruption Event; and

20.2.2	is remedied within three Business Days of its due date.

20.3	Breach of other obligations

20.3.1	An Obligor does not comply with any term of Clause 18 (Financial covenants), Clause 19.12 (Sanctions) or Clause 19.13 (Anti-corruption law).

20.3.2	An Obligor does not comply with any term of Clause 19.4 (Pari passu ranking), Clause 19.5 (Negative pledge), Clause 19.6 (Disposals), Clause 19.7 (Change of business) or Clause 19.8 (Mergers), unless the non-compliance:

(A)	is capable of remedy; and

(B)	is remedied within 14 days of the earlier of the Facility Agent giving notice of the breach to the Company and any Obligor becoming aware of the non-compliance.

20.3.3	An Obligor does not comply with any other term of the Finance Documents (other than any term referred to in Clause 20.2 (Non-payment), paragraphs 20.3.1 and 20.3.2 above, unless the non- compliance:

(A)	is capable of remedy; and

(B)	is remedied within 28 days of the earlier of the Facility Agent giving notice of the breach to the Company and any Obligor becoming aware of the non-compliance.

20.4	Misrepresentation

A representation or warranty made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document is incorrect or misleading in any materially adverse respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation or breach of warranty:

20.4.1	are capable of remedy; and

20.4.2	are remedied within 28 days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the misrepresentation or breach of warranty.

20.5	Cross-default

20.5.1	Except as provided below, any of the following occurs in respect of a Material Group Member:

(A)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(B)	any of its Financial Indebtedness:

(1)	becomes prematurely due and payable;

(2)	is placed on demand; or

(3)	is capable of being declared by or on behalf of a creditor to be prematurely due and payable or of being placed on demand,

in each case, as a result of an event of default or any provision having a similar effect (howsoever described); or

(C)	any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default or any provision having a similar effect (howsoever described),

unless:

(a)	the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (A) to (C) above is less than US$100,000,000 or its equivalent in another currency; and

(b)	in the case of MTN Nigeria Communications Limited only, any such event falling within Clause 21.5.1(B)(3) above is caused by the value of MTN Nigeria Communications Limited’s assets being less than its liabilities (taking into account contingent and prospective liabilities).

20.6	Insolvency

Any of the following occurs in respect of a Material Group Member:

20.6.1	it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent;

20.6.2	it admits its inability to pay its debts as they fall due;

20.6.3	it suspends making payments on its debts generally (or on any class of its debts) or announces an intention to do so;

20.6.4	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness;

20.6.5	save in respect of MTN Nigeria Communications Limited and IHS Nigeria Limited, the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities);

20.6.6	a moratorium is declared in respect of its indebtedness by reason of financial difficulties; or

20.6.7	a director’s resolution is passed to authorise the commencement of any business rescue proceedings in respect of it or any of its assets.

If a moratorium occurs in respect of any Material Group Member, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

20.7	Insolvency proceedings

Except as provided below, any of the following occurs in respect of a Material Group Member:

20.7.1	any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

20.7.2	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

20.7.3	any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) or the commencement of business rescue proceedings;

20.7.4	any Security Interest is enforced over any of its assets;

20.7.5	an order for its winding-up, administration, dissolution or commencement of business rescue proceedings is made;

20.7.6	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, business rescue practitioner or similar officer is appointed in respect of it or any of its assets;

20.7.7	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, business rescue practitioner or similar officer; or

20.7.8	any other analogous step or procedure is taken in any jurisdiction.

20.7.9	Paragraph 20.7.1 above does not apply to:

(A)	any step or procedure which is part of a Permitted Transaction; or

(B)	a petition for winding-up or business rescue proceedings presented by a creditor or any other person which is being contested in good faith and with due diligence and is discharged or struck out within 28 days of commencement.

20.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a Material Group Member, having an aggregate value of at least US$100,000,000 (or its equivalent in anther currency), and is not discharged within 14 days.

20.9	Cessation of business

A Material Group Member ceases, or threatens to cease, to carry on business except:

20.9.1	as part of a Permitted Transaction; or

20.9.2	as a result of any disposal allowed under this Agreement.

20.10	Effectiveness of Finance Documents

20.10.1	It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

20.10.2	Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

20.10.3	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

20.11	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

20.12	Audit qualification

The auditors of the Company qualify their report on any audited consolidated financial statements of the Company:

20.12.1	on the grounds that the information supplied to them or to which they had access was inadequate or unreliable;

20.12.2	on the grounds that they are unable to prepare such financial statements on a going concern basis; or

20.12.3	otherwise in terms or as to issues which in the opinion of the Majority Lenders (acting reasonably) are material in the context of the Finance Documents and the transactions contemplated by them.

20.13	Expropriation

The authority or ability of any Material Group Member to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person and such action has or is reasonably likely to have a Material Adverse Effect.

20.14	Litigation

There shall occur litigation, arbitration or administrative proceedings or, litigation, arbitration or administrative proceedings are pending or threatened, which, in either case have a reasonable prospect of being adversely determined and if adversely determined, are reasonably likely to have a Material Adverse Effect.

20.15	Material authorisations

Any authorisation required in connection with the business of a member of the Group is terminated, suspended or expires without being renewed and such termination, suspension or expiry has or is reasonably likely to have a Material Adverse Effect.

20.16	Material adverse change

Any event or series of events occurs which, in the reasonable opinion of the Majority Lenders, has or is reasonably likely to have a Material Adverse Effect.

20.17	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

20.17.1	cancel all or any part of the Total Commitments; and/or

20.17.2	declare that all or part of any amounts outstanding under the Finance Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

20.18	Clean-Up Period

Notwithstanding any other provision of any Finance Document, any breach of any representation or warranty, any breach of any undertaking or other term of a Finance Document or any Default which in each case constitutes a Clean-Up Default and which occurs during the Clean-Up Period will be deemed not to be a breach of representation or warranty, a breach of undertaking or other term or a Default (as the case may be) and will not have any of the consequences that such a breach of representation or warranty, breach of undertaking or other term of a Finance Document or Default would otherwise have under this Agreement if:

20.18.1	it would have been (if it were not for this Clause 20.18) a breach of representation or warranty, a breach of covenant or a Default only by reason of circumstances relating exclusively to the Target Group (or any obligation of the Company to procure or ensure in relation to a member of the Target Group);

20.18.2	it is capable of remedy and reasonable steps are being taken to remedy it;

20.18.3	the circumstances giving rise to it have not been procured by or approved by any Obligor; and

20.18.4	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are outstanding on or after the end of the Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or undertaking or Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

21.	THE ADMINISTRATIVE PARTIES

21.1	Appointment and duties of the Facility Agent

21.1.1	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

21.1.2	Each other Finance Party irrevocably authorises the Facility Agent to perform the duties and to exercise the rights, powers, authorities and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers, authorities and discretions.

21.1.3	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

21.2	Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

21.3	No fiduciary duties

21.3.1	Nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person.

21.3.2	No Administrative Party shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

21.4	Individual position of an Administrative Party

21.4.1	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

21.4.2	Each Administrative Party may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

21.5	Reliance

21.5.1	The Facility Agent may:

(A)	rely on any notice, communication, representation or document believed by it to be genuine, correct and appropriately authorised;

(B)	assume that:

(1)	any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(2)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	rely on a certificate from any person:

(1)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(2)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (1), may assume the truth and accuracy of that certificate;

(D)	assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(1)	no Default has occurred (unless its has actual knowledge of a Default arising under Clause 20.2 (Non-payment);

(2)	any right, power authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(3)	any notice or request made by the Company (other than the Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(E)	engage, pay for and rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts; and

(F)	unless a Finance Document expressly provides otherwise, disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

21.5.2	Without prejudice to the generality of Clause 21.5.1(E) or Clause 21.5.3 the Facility Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Facility Agent (and so separate from any lawyers instructed by the Lenders) if the Facility Agent in its reasonable opinion deems this to be necessary.

21.5.3	The Facility Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Facility Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

21.5.4	The Facility Agent may act in relation to the Finance Documents through its officers, employees and agents.

21.5.5	Without prejudice to the generality of Clause 21.5.1(F), the Facility Agent:

(A)	may disclose; and

(B)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

21.5.6	Notwithstanding any other provision of any Finance Document to the contrary, no Administrative Party is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of law or regulation or a breach of a fiduciary duty or duty of confidentiality.

21.5.7	Notwithstanding any provision of any Finance Document to the contrary, the Facility Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

21.6	Majority Lenders’ instructions

21.6.1	Unless a contrary indication appears in a Finance Document, the Facility Agent shall (i) not be liable for any act or omission if it acts or refrains from acting on the instructions of the Majority Lenders and (ii) exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the Majority Lenders (or if so instructed by the Majority Lenders, refrain from any exercising any right, power, authority or discretion vested in it as Facility Agent).

21.6.2	The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

21.6.3	Unless a contrary indication appears in a Finance Document, any such instructions given by the Majority Lenders will be binding on all the Finance Parties.

21.6.4	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability, cost or loss (together with any associated value added tax or any other Tax of similar nature) which it may incur in complying with the instructions.

21.6.5	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

21.6.6	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

21.7	Responsibility

21.7.1	No Administrative Party is responsible or liable for:

(A)	the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document;

(B)	the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(C)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

21.7.2	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(A)	the financial condition, status and nature of each member of the Group;

(B)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(C)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(D)	the adequacy, accuracy or completeness of any information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

21.8	Exclusion of liability

21.8.1	Without limiting paragraph 21.8.2 below, (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Facility Agent), the Facility Agent will not be liable for:

(A)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct;

(B)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document other than by reason of its gross negligence or wilful misconduct; or

(C)	without prejudice to the generality of paragraphs (A) and (B) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(1)	any act, event or circumstance not reasonably within its control; or

(2)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

21.8.2	No Party (other than the relevant Administrative Party) may take any proceedings against any officers, employees or agents of another Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. The provisions of this Clause constitute a stipulatio alteri in favour of any officer, employee or agent of an Administrative Party, who may rely on this Subclause and accept the rights conferred on it at any time by notice delivered to the Finance Parties subject to Clause 1.2.2 and the provisions of the Third Parties Act.

21.8.3	The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

21.8.4	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

21.8.5	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

21.8.6	Without prejudice to any provision of any Finance Document excluding or limiting the Facility Agent’s liability, any liability of the Facility Agent arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the Facility Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Facility Agent at any time which increase the amount of that loss. In no event shall the Facility Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Facility Agent has been advised of the possibility of such loss or damages.

21.9	Default

21.9.1	The Facility Agent is not obliged to monitor or enquire:

(A)	whether a Default has occurred;

(B)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(C)	whether any other event specified in any Finance Document has occurred.

21.9.2	The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

21.9.3	If the Facility Agent:

(A)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(B)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent or the Arrangers) under this Agreement,

it must promptly notify the other Finance Parties.

21.10	Information

21.10.1	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

21.10.2	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

21.10.3	Except as provided above, the Facility Agent has no duty:

(A)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(B)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

21.10.4	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

21.10.5	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

21.11	Indemnities

21.11.1	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any cost, loss or liability incurred by the Facility Agent in acting as the Facility Agent (unless the Facility Agent has been reimbursed by an Obligor under a Finance Document), except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

21.11.2	If a Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party:

(A)	deduct from any amount received by it for that Party any amount due to the Facility Agent from that Party under a Finance Document but unpaid; and

(B)	apply that amount in or towards satisfaction of the owed amount. That Party will be regarded as having received the amount so deducted.

21.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or any directive or regulation of any agency of any state or jurisdiction, fiduciary duty or confidentiality or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation or any directive or regulation of any agency of any state or jurisdiction.

21.13	Resignation of the Facility Agent

21.13.1	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Company.

21.13.2	Alternatively, the Facility Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

21.13.3	If no successor Facility Agent has been appointed under paragraph 21.13.2 above within 20 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

21.13.4	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment.

21.13.5	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term “Facility Agent” will mean the successor Facility Agent.

21.13.6	The retiring Facility Agent must, at its own cost (or, if the retiring Facility Agent is required to resign in accordance with paragraph 21.13.8 below, at the cost of the Lenders), make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

21.13.7	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph 21.13.6 above, it will have no further obligations under any Finance Document.

21.13.8	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph 21.13.2 above. In this event, the Facility Agent shall resign in accordance with paragraph 21.13.2 above.

21.13.9	The Facility Agent shall resign in accordance with paragraph 21.13.2 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph 21.13.3 above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(A)	the Facility Agent fails to respond to a request under Clause 11.7 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(B)	the information supplied by the Facility Agent pursuant to Clause 11.7 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(C)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

21.14	Relationship with Lenders

21.14.1	Subject to Clause 27.10 (Pro rata interest settlement), the Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

21.14.2	Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under Clause 35 (Notices) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of Clause 35.2 (Contact details) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

21.15	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

21.16	Facility Agent’s management time

Any amount payable to the Facility Agent under Clause 24.2 (Other indemnities), Clause 25 (Expenses) and Clause 21.11 (Indemnities) shall include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Facility Agent under Clause 23 (Fees).

21.17	Amounts paid in error

21.17.1	If the Facility Agent pays an amount to another Party and the Facility Agent notifies that Party within 3 Business Days that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Facility Agent shall on demand refund the same to the Facility Agent.

21.17.2	Neither:

(A)	the obligation of any Party to the Facility Agent; nor

(B)	the remedies of the Facility Agent,

(whether arising under this Clause 21.17 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing (including, without limitation, any obligation pursuant to which an Erroneous Payment is made) which, but for this Clause 21.17.2, would reduce, release, preclude or prejudice any such obligation or remedy (whether or not known by the Facility Agent or any other Party).

21.17.3	All payments to be made by a Party to the Facility Agent (whether made pursuant to this Clause 21.17 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

21.17.4	In this Agreement, “Erroneous Payment” means a payment of an amount by the Facility Agent to another Party which the Facility Agent determines (in its sole discretion) was made in error.

22.	EVIDENCE AND CALCULATIONS

22.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

22.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice.

23.	FEES

23.1	Facility Agent’s fee

The Borrower shall pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Borrower.

23.2	Upfront fee

The Borrower shall pay to the Facility Agent for the account of the Lenders an upfront fee in the manner agreed in the Fee Letter between one or more Administrative Parties and the Borrower.

23.3	Commitment fee

23.3.1	Subject to Clause 28.2 (No commitment fee), on and from the date of this Agreement the Company must pay (or procure that the Borrower pays) to the Facility Agent for the account of each Lender a commitment fee on the undrawn, uncancelled amount of each Lender’s Commitments computed at the rate per annum set opposite that period specified in the table below:

Period	Commitment Fee percentage

From (and including) the date of this	20% of Margin
Agreement to (and including) the date
falling 6 months after the date of this
Agreement

After the date falling 6 months after	35% of Margin
the date of this Agreement

23.3.2	Accrued commitment fee is payable quarterly in arrears. Accrued commitment fee is also payable to the Facility Agent for the account of a Lender on the date any of its Commitments are cancelled in full.

23.4	Funding fee

The Borrower shall pay to the Facility Agent for the account of the Original Lenders a funding fee in the manner agreed in the Fee Letter between one or more Administrative Parties and the Borrower.

24	INDEMNITIES

24.1	Currency indemnity

24.1.1	The Company must, as an independent obligation, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a consequence of:

(A)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(B)	that liability being converted into a claim, proof, judgment, order or award in relation to any litigation or arbitration proceedings,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

24.1.2	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

24.2	Other indemnities

24.2.1	The Company must indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a consequence of:

(A)	the occurrence of any Event of Default;

(B)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(C)	(other than by reason of negligence or default by that Finance Party) the Loan not being made after the Utilisation Request has been delivered for the Loan; or

(D)	the Loan (or part of the Loan) not being prepaid in accordance with this Agreement.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

24.2.2	The Company must indemnify the Facility Agent against any cost, loss or liability incurred by the Facility Agent (acting reasonably) as a result of:

(A)	investigating any event which the Facility Agent reasonably believes to be a Default;

(B)	acting or relying on any notice, request or instruction which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised; or

(C)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement.

24.3	Acquisition indemnity

24.3.1	In this Clause 24.3, “Indemnified Person” means each Finance Party, any of their respective Affiliates and each of their (or their respective Affiliates’) respective directors, officers and employees. Any Indemnified Person may rely on this Clause 24.3 subject to Clause 1.2.2 (Construction) and the provisions of the Third Parties Act.

24.3.2	The Company shall, within three Business Days of demand, indemnify each Indemnified Person against any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against that Indemnified Person in each case arising out of or in connection with any action, claim, investigation or proceeding commenced, pending or threatened (including, without limitation, any action, claim, investigation or proceeding to preserve or enforce rights) in relation to:

(A)	the Acquisition (irrespective of whether the Facility is drawn or whether the Facility is referenced in any Merger Document) and/or the use of the proceeds of the Facility;

(B)	any Merger Document or in respect of the Acquisition (including committing to fund or the funding of the Acquisition or any sources of funds to fund the Acquisition);

(C)	any Finance Document; and

(D)	the arranging, coordination and syndication of the Facility.

24.3.3	The Company shall use commercially reasonable endeavours to procure that no member of the Target Group or any party to any Merger Document or any of their respective affiliates will, directly or indirectly, commence, threaten, support or assist any action, claim, investigation or proceeding mentioned in Clause 24.3.2 above against any Indemnified Person.

24.3.4	The Company will not be liable under Clause 24.3.2 above for any cost, expense, loss or liability (including without limitation legal fees) incurred by or awarded against an Indemnified Person if that cost, expense, loss or liability results directly from any breach by that Indemnified Person of any Finance Document which is finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Indemnified Person.

24.3.5	No Finance Party shall have any duty or obligation, whether as fiduciary for any Indemnified Person or otherwise, to recover any payment made or required to be made under this Clause 24.3.

24.3.6	The Company agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its Affiliates or anyone else for or in connection with anything referred to in this Clause 24.3 except for any such cost, expense, loss or liability incurred by the Company that results directly from any breach by that Indemnified Person of any Finance Document which is in each case finally judicially determined to have resulted directly from the gross negligence or wilful misconduct of that Indemnified Person.

24.3.7	Notwithstanding Clause 24.3.6 above, no Indemnified Person shall be responsible or have any liability to the Company or any of its Affiliates or anyone else for consequential losses or damages.

25.	EXPENSES

25.1	Initial costs

The Company must pay to each Administrative Party the amount of all reasonable costs and expenses (including legal fees) properly incurred by it in connection with the negotiation, preparation, printing, entry into and syndication of the Finance Documents.

25.2	Subsequent costs

The Company must pay to the Facility Agent the amount of all reasonable costs and expenses (including legal fees) reasonably and properly incurred by it in connection with:

25.2.1	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

25.2.2	any amendment, waiver or consent requested or required by or on behalf of an Obligor or specifically allowed by this Agreement (including any reasonable costs and expenses reasonably and properly incurred by the Facility Agent in responding to, evaluating, negotiating or complying with that request or requirement).

25.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

26.	AMENDMENTS AND WAIVERS

26.1	Procedure

26.1.1	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

26.1.2	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph 26.1.1 above. Any such amendment or waiver is binding on all the Parties.

26.1.3	Each Obligor agrees to any amendment or waiver allowed by this Clause which is agreed to by the Company. This includes any amendment or waiver which would, but for this paragraph, require the consent of each Guarantor if the guarantee under the Finance Documents is to remain in full force and effect.

26.2	Exceptions

26.2.1	An amendment or waiver which relates to:

(A)	the definition of “Majority Lenders”, “Sanctions”, “Sanctions List” and “Sanctioned Country” in Clause 1.1 (Definitions);

(B)	an extension of or change in the date of payment of any amount to a Lender under the Finance Documents (other than to the extent that any change in the date of payment of any amount is expressly contemplated in this Agreement);

(C)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(D)	an increase in, or an extension of, the Availability Period or a Commitment or the Total Commitments or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;

(E)	a term of a Finance Document which expressly requires the consent of each Lender;

(F)	Clause 27.2 (Assignments and transfers by Lenders);

(G)	the release of an Obligor or a change in the Obligors other than (in respect of an Obligor other than the Company) in accordance with Clause 27.11 (Additional Guarantors) and Clause 27.12 (Resignation of a Guarantor);

(H)	Clause 2.2 (Nature of a Finance Party’s rights and obligations), Clause 7.1 ( Mandatory prepayment – illegality), Clause 7.2 (Mandatory prepayment – change of control), Clause 7.3 (Mandatory prepayment/cancellation – Fundraising Proceeds), Clause 16.16 (Sanctions ), Clause 19.12 ( Sanctions ), Clause 32 (Pro rata sharing), Clause 38 (Governing law) or Clause 39 (Enforcement);

(I)	the nature or scope of the guarantee and indemnity granted under Clause 15 (Guarantee and indemnity); or

(J)	this Clause,

may only be made with the consent of all the Lenders.

26.2.2	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party as the case may be.

26.2.3	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Borrower.

26.3	Changes to reference rates

26.3.1	Subject to Clause 27.2 (Exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for the Loan, any amendment or waiver which relates to:

(A)	providing for the use of a Replacement Reference Rate in relation to that currency in place of that Published Rate; and

(B)

(1)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(2)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(3)	implementing market conventions applicable to that Replacement Reference Rate;

(4)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(5)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Company.

26.3.2	If any Lender fails to respond to a request for an amendment or waiver described in Clause 26.3.1 above within ten Business Days (or such longer time period in relation to any request which the Company and the Facility Agent may agree) of that request being made:

(A)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(B)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

26.3.3	In this Clause 26.3:

“Published Rate” means the Primary Term Rate for any Quoted Tenor.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(A)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Obligors materially changed;

(B)

(1)

(a)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(b)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(2)	the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(3)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(4)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;

(5)	in the case of the Primary Term Rate for any Quoted Tenor for euro, the supervisor of the administrator of that Primary Term Rate makes a public announcement or publishes information stating that that Primary Term Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); or

(C)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(1)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Obligors) temporary; or

(2)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the “Published Rate Contingency Period” in the Reference Rate Terms relating to that Published Rate; or

(D)	in the opinion of the Majority Lenders and the Company, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Quoted Tenor” means, in relation to a Primary Term Rate, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(A)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(1)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(2)	any Relevant Nominating Body, and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (A)(2) above;

(B)	in the opinion of the Majority Lenders and the Company, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to a Published Rate; or

(C)	in the opinion of the Majority Lenders and the Company, an appropriate successor to a Published Rate.

26.4	Excluded Commitments

If:

26.4.1	any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 15 Business Days of that request being made; or

26.4.2	any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in paragraphs 26.2.1(B), 26.2.1(C) or 26.2.1(D) of Clause 26.2(Exceptions)) or such a vote within 15 Business Days of that request being made,

(unless, in either case, the Company and the Facility Agent agree to a longer time period in relation to any request):

(A)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(B)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

26.5	Waivers and remedies cumulative

The rights and remedies of each Finance Party under the Finance Documents:

26.5.1	may be exercised as often as necessary;

26.5.2	are cumulative and not exclusive of its rights under the general law; and

26.5.3	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right or remedy is not a waiver of that right or remedy and does not constitute an election to affirm any of the Finance Documents, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing.

26.6	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

26.6.1	any Bail-In Action in relation to any such liability, including (without limitation):

(A)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(B)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(C)	a cancellation of any such liability; and

26.6.2	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

27.	CHANGES TO THE PARTIES

27.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under a Finance Document without the prior consent of all the Finance Parties which are party to that Finance Document.

27.2	Assignments and transfers by Lenders

27.2.1	A Lender (the Existing Lender) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

27.2.2	The prior written consent of the Company is required for any assignment or transfer unless such assignment or transfer is to another Lender or an Affiliate of a Lender, or made when an Event of Default is outstanding. The consent of the Company must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent ten Business Days after the Company is given notice of the request unless it is expressly refused by the Company within that time.

27.3	Other conditions of assignment or transfer

If the consent of the Company is required for any assignment or transfer (irrespective of whether it may be unreasonably withheld or not), the Facility Agent is not obliged to execute a Transfer Certificate or Assignment Agreement if the Company withholds its consent.

27.3.1	An assignment will only be effective on:

(A)	receipt by the Facility Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and

(B)	performance by the Facility Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

27.3.2	A transfer will only be effective if the procedure set out in Clause 27.4 (Procedure for transfer) is complied with.

27.3.3	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of US$3,000.

27.3.4	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

27.3.5	An assignment or transfer under this Clause shall be for a minimum amount of US$1,000,000 unless the relevant assignment or transfer relates to the whole of that Lender’s Commitment or participation under the Facility.

27.3.6	An assignment or transfer (including by way of novation) under this Clause does not extinguish or otherwise affect the obligations of any Guarantor incorporated in Mauritius under the Finance Documents and each Guarantor incorporated in Mauritius expressly consents to any assignment or transfer (including by way of novation) under this Clause.

27.3.7	Each Obligor must (at its own cost) take any action and execute any documents which are required by the Facility Agent to ensure that any assignment or transfer (including by way of novation) under this Clause is effective under all applicable laws.

27.3.8	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

27.4	Procedure for transfer

27.4.1	Subject to Clause 27.2 (Assignments and transfers by Lenders), a transfer under this Clause is effected if:

(A)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(B)	the Facility Agent executes the Transfer Certificate.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

27.4.2	The Facility Agent is not obliged to execute a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

27.4.3	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

27.4.4	Subject to Clause 27.10 (Pro rata interest settlement), on the Transfer Date:

(A)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(B)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(C)	the Facility Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents;

(D)	the New Lender shall become a Party as a “Lender”.

27.5	Procedure for assignment

27.5.1	Subject to Clause 27.2 (Assignments and transfers by Lenders), an assignment under this Clause is effected if:

(A)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Assignment Agreement; and

(B)	the Facility Agent executes the Assignment Agreement.

The Facility Agent must execute as soon as reasonably practicable an Assignment Agreement delivered to it and which appears on its face to be in order.

27.5.2	The Facility Agent is not obliged to execute an Assignment Agreement or otherwise give effect to an assignment until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

27.5.3	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Assignment Agreement on its behalf.

27.5.4	Subject to Clause 27.10 (Pro rata interest settlement), on the Transfer Date:

(A)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(B)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(C)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

27.6	Copy of Transfer Certificate or Assignment Agreement

The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send a copy of that Transfer Certificate or Assignment Agreement to the Company.

27.7	Limitation of responsibility of Existing Lender

27.7.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty to a New Lender for:

(A)	the financial condition of an Obligor; or

(B)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(1)	any Finance Document or any other document;

(2)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document; or

(3)	any observance by any Obligor of its obligations under any Finance Document or any other documents,

and any representations or warranties implied by law are excluded.

27.7.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(A)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature or extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(B)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

27.7.3	Nothing in any Finance Document requires an Existing Lender to:

(A)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(B)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

27.8	Costs resulting from change of Lender or Facility Office

If:

27.8.1	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

27.8.2	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

27.9	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 27 (Changes to the parties), each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security Interests in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

27.9.1	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

27.9.2	any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(A)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(B)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

27.10	Pro rata interest settlement

In respect of any transfer pursuant to Clause 27.4 (Procedure for transfer), the Transfer Date of which is not on the last day of a Term:

27.10.1	any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Term (or, if the Term is longer than six Months, on the next of the dates which falls at six monthly intervals after the first day of that Term); and

27.10.2	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that:

(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause, have been payable to it on that date, but after deduction of the Accrued Amounts.

In this Clause 28.10 references to “Term” shall be construed to include a reference to any other period for accrual of fees.

27.11	Additional Guarantors

27.11.1	If the Company requests that one of its Subsidiaries becomes an Additional Guarantor, it must give not less than ten Business Days prior notice to the Facility Agent (who must promptly notify the Lenders).

27.11.2	If the accession of an Additional Guarantor requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Company must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

27.11.3	If one of the Subsidiaries of the Company is to become an Additional Guarantor, then the Company must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions Precedent Documents).

27.11.4	The relevant Subsidiary will become an Additional Guarantor when the Facility Agent notifies the other Finance Parties and the Company that it has received all of the documents and evidence referred to in paragraphs 27.11.2 and 27.11.3 above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

27.11.5	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct.

27.12	Resignation of a Guarantor

27.12.1	In this Clause, “Third Party Disposal” means the disposal of all of the interests in a Guarantor to a person which is not a member of the Group where that disposal is permitted under Clause 19.6 (Disposals) or made with the approval of the Majority Lenders (and the Company has confirmed this is the case).

27.12.2	If a Guarantor is or is proposed to be the subject of a Third Party Disposal, the Company may request that that Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Facility Agent a Resignation Letter.

27.12.3	The Facility Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(A)	no Default is outstanding or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(B)	no payment is due from that Guarantor under Clause 15 (Guarantee and indemnity).

27.12.4	If a Guarantor is or is proposed to be the subject of a Third Party Disposal then:

(A)	the resignation of that Guarantor shall not become effective until the date of that disposal; and

(B)	if the disposal of that Guarantor is not made, the Resignation Letter of that Guarantor shall have no effect and the obligations of the Guarantor shall continue in such force and effect as if that release had not been effected.

28.	FINANCE PARTY DEFAULT

28.1	General

In this Clause:

The definitions of “Lender” and “Commitment” will include an Increase Lender (as defined in Subclause 28.4.2(A) (Increase)) and an increased Commitment under this Clause respectively.

“Acceptable Bank” means any bank or financial institutions other than an Impaired Agent or a Defaulting Lender.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its share in the Loan available or has given notice to the Facility Agent that it will not make available its share in any Loan by the relevant Utilisation Date during the applicable Availability Period in accordance with this Agreement;

(b)	which has repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to advance its share of the Loan is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event, and

the advance of its share on the Loan by such Lender is made within three Business Days of the relevant Utilisation Date; or

(ii)	such Lender is disputing in good faith whether it is contractually obliged to make the relevant advance of its share of the Loan.

“Impaired Agent” means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	it repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender;

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event, and

payment is made within three Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the relevant payment.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved or deregistered (other than as a result of a consolidation, amalgamation or merger);

(b)	admits in writing its inability generally to pay its debts as they become due;

(c)	institutes or has instituted against it by a regulator in terms of applicable law, proceedings seeking curatorship, judicial management or a judgment of insolvency, all other than by way of an Undisclosed Administration;

(d)	a petition or application is made by a person in terms of applicable law in a court or with any registrar, for its winding up, liquidation, judicial management, or commencement of business rescue proceedings and:

(i)	results in an order for its winding up, judicial management, liquidation, dissolution or commencement of business rescue proceedings; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of its institution or presentation;

(e)	has a resolution passed for its winding-up, judicial management or liquidation (other than as a result of a consolidation, amalgamation or merger);

(f)	has a directors resolution passed for the commencement of business rescue proceedings;

(g)	seeks or becomes subject to the appointment of an administrator, provisional liquidator, curator, conservator, receiver, trustee, custodian, judicial manager, business rescue practitioner or similar practitioner for it or for substantially all of its assets, all other than by way of an Undisclosed Administration; or

(h)	causes or is subject to any event which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (g) (inclusive) above.

“Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed.

28.2	No commitment fee

No commitment fee is payable to a Lender or the Facility Agent (for the account of a Lender) on any undrawn, uncancelled amount of any Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

28.3	Right of cancellation in relation to a Defaulting Lender

28.3.1	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Facility Agent notice of cancellation of each undrawn Commitment of that Lender.

28.3.2	On receipt of a notice referred to in paragraph 28.3.1 above, each undrawn Commitment of the Defaulting Lender will immediately be reduced to zero.

28.3.3	The Facility Agent must as soon as practicable after receipt of a notice referred to in paragraph 28.3.1 above, notify all the Lenders.

28.3.4	Notwithstanding any other provision in this Agreement, any Commitments cancelled under this Subclause may be reinstated in accordance with Subclause 28.4 (Increase).

28.4	Increase

28.4.1	The Company may give notice to the Facility Agent by no later than the date falling five Business Days after the effective date of a cancellation of:

(A)	the undrawn Commitments of a Defaulting Lender under Subclause 28.3 (Right of cancellation in relation to a Defaulting Lender); or

(B)	the Commitments of a Lender in accordance with:

(1)	Clause 7.1 (Mandatory prepayment – illegality); or

(2)	Clause 7.7 (Right of replacement or repayment and cancellation of a single Lender),

and request that the Total Commitments be increased in aggregate up to the amount of the undrawn Commitments which have been so cancelled.

28.4.2	Following a request under paragraph 28.4.1 above:

(A)	the increased Commitment will be assumed by one or more Increase Lenders selected by the Company (which must not be a member of the Group or any Affiliate of any member of the Group) and which (unless the Facility Agent is an Impaired Agent) the Facility Agent has confirmed is acceptable (which confirmation may only be given by the Facility Agent acting on the instructions of the Majority Lenders, who shall be obliged to act reasonably and which instructions the Facility Agent shall be obliged to obtain as soon as reasonably possible upon receipt of a written request by the Company), and each of which confirms that it has assumed all the obligations of a Lender corresponding to that increased Commitment as if it had been an Original Lender;

(B)	each of the Obligors and the Increase Lender will assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)	the Increase Lender will become a Party as a Lender and the Increase Lender and each of the other Finance Parties will assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders will continue in full force and effect; and

(E)	the increase will become effective on the date referred to in the notice delivered under paragraph 28.4.1 above or any later date on which the conditions set out in paragraph 28.4.3 below are satisfied.

28.4.3	An increase in the Total Commitments will only be effective on:

(A)	the execution by the Facility Agent of an Increase Confirmation from the Increase Lender substantially in the form set out in Schedule 9 (Form of Increase Confirmation) and duly signed by the Increase Lender and the Company confirming that the Increase Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been an Original Lender; and

(B)	the performance by the Facility Agent of all necessary know your customer requirements or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Facility Agent shall promptly notify to the Company and the Increase Lender.

28.4.4	Each Increase Lender, by executing the Increase Confirmation, confirms that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

28.4.5	The Company must promptly on demand pay the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in connection with any increase in Commitments under this Clause.

28.4.6	Unless the Facility Agent otherwise agrees, the Company must pay to the Facility Agent for its own account, on or before the date any increase in Commitments takes effect, a fee of US$3,000.

28.4.7	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a letter which for these purposes is designated a Finance Document.

28.4.8	Subclause 27.7 (Limitation of responsibility of Existing Lender) applies in relation to an Increase Lender as if references in that Subclause to:

(A)	an Existing Lender are references to all the Lenders immediately prior to the relevant increase;

(B)	the New Lender are references to that Increase Lender; and a re-transfer is a reference to a transfer.

(C)	a re-transfer is a reference to a transfer.

28.4.9	The Facility Agent must, as soon as reasonably practicable, after it has executed an Increase Confirmation send a copy to the Company.

28.5	Replacement of a Defaulting Lender

28.5.1	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving no less than ten Business Days’ notice to the Facility Agent and that Lender:

(A)	replace that Lender by requiring that Lender to (and that Lender must) transfer in accordance with this Agreement all (and not part only) of its rights and obligations under this Agreement;

(B)	require that Lender to (and that Lender must) transfer in accordance with this Agreement all (and not part only) of the undrawn Commitment of that Lender; or

(C)	require that Lender to (and that Lender must) transfer in accordance with this Agreement all (and not part only) of its rights and obligations in respect of the relevant Facility,

to a Lender or other bank, financial institution, trust, fund or other entity (other than a member of the Group or an Affiliate of any member of the Group) (a “Replacement Lender”) selected by the Company, and which (unless the Facility Agent is an Impaired Agent) the Facility Agent has confirmed is acceptable (which confirmation may only be given by the Facility Agent acting on the instructions of the Majority Lenders, who shall be obliged to act reasonably and which instructions the Facility Agent shall be obliged to obtain as soon as reasonably possible upon receipt of a written request by the Company) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the that Lender’s Outstandings and other amounts payable in relation to that Commitment under the Finance Documents, but having regard to any Break Costs (if applicable) payable in relation to that Commitment.

28.5.2	Any transfer of rights and obligations of a Defaulting Lender under this Clause is subject to the following conditions:

(A)	the Company has no right to replace the Facility Agent;

(B)	neither the Facility Agent nor the Defaulting Lender will have any obligation to the Company to find a Replacement Lender;

(C)	the transfer must take place no later than 30 days after the notice referred to in paragraph 28.5.1 above; and

(D)	in no event will the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender under the Finance Documents.

28.6	Disenfranchisement of Defaulting Lenders

28.6.1	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for unanimity) of the Total Commitments or the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its Available Commitment and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of this paragraph.

28.6.2	For the purposes of this Clause, the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(A)	any Lender which has notified the Facility Agent in writing that it has become a Defaulting Lender is a Defaulting Lender; and

(B)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

28.7	Impaired Agent

28.7.1	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account held with an Acceptable Bank for the benefit of the Party beneficially entitled to that payment under the Finance Documents. In each case the payments must be made on the due date for payment under the Finance Documents.

28.7.2	All interest accrued on the amount standing to the credit of the trust account will be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

28.7.3	A Party which has made a payment in accordance with this Clause will be discharged of the relevant payment obligation under the Finance Documents and will not take any credit risk with respect to the amounts standing to the credit of the trust account.

28.7.4	Promptly on the appointment of a successor Facility Agent under this Agreement, each Party which has made a payment in accordance with this Clause must give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Facility Agent for distribution in accordance with the Finance Documents.

28.8	Replacement of Impaired Agent

28.8.1	If the Facility Agent is an Impaired Agent, after consultation with the Company, the Majority Lenders may, by giving 30 days’ notice (or any shorter notice the Majority Lenders may agree) replace the Facility Agent.

28.8.2	The replacement of the Facility Agent and appointment of a successor Facility Agent under this Subclause will take effect on the date specified in that notice.

28.8.3	Other than as set out in this Subclause, the provisions of Subclause 21.13 (Resignation of the Facility Agent) apply to any replacement of the Facility Agent under this Subclause.

28.9	Other agency matters

28.9.1	The Facility Agent may disclose the identity of a Defaulting Lender to the other Lenders and the Company and must disclose the identity on request by the Company or the Majority Lenders.

28.9.2	The Facility Agent must provide to the Company within three Business Days of a request by the Company (but no more frequently than once per calendar month) a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

28.9.3	If the Facility Agent becomes an Impaired Agent it shall immediately provide to each Lender and the Company a list (which may be sent in electronic form) setting out the names of the Lenders as at that date.

28.10	Communication when Facility Agent is Impaired Agent

If the Facility Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Agent) all the provisions of the Finance Document which require communications to be made or notices to be given to or by the Facility Agent will be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision will not operate after a replacement Facility Agent has been appointed.

29.	CONFIDENTIAL INFORMATION

29.1	Confidentiality

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 29.2 (Disclosure of Confidential Information) and Clause 29.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

29.2	Disclosure of Confidential Information

Any Finance Party may disclose:

29.2.1	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 29.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

29.2.2	to any person:

(A)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(B)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(C)	appointed by any Finance Party or by a person to whom paragraph (A) or (B) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under Clause 21.14.2 (Relationship with Lenders));

(D)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (A) or (B) above;

(E)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(F)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(G)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 27.9(Security over Lenders’ rights);

(H)	who is a Party; or

(I)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(1)	in relation to paragraphs 29.2.2(A), 29.2.2(B) and 29.2.2(C) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(2)	in relation to paragraph 29.2.2(D) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(3)	in relation to paragraphs 29.2.2(E), 29.2.2(F) and 29.2.2(G) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

29.2.3	to any person appointed by that Finance Party or by a person to whom paragraph 29.2.2(A) or 29.2.2(B) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph 30.2.3 if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

29.2.4	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

29.3	Disclosure to numbering service providers

29.3.1	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(A)	names of Obligors;

(B)	country of domicile of Obligors;

(C)	place of incorporation of Obligors;

(D)	date of this Agreement;

(E)	the names of the Facility Agent and the Arrangers;

(F)	date of each amendment and restatement of this Agreement;

(G)	amount of Total Commitments;

(H)	currencies of the Facility;

(I)	type of the Facility;

(J)	ranking of the Facility;

(K)	Termination Date;

(L)	changes to any of the information previously supplied pursuant to paragraphs (A) to (K) above; and

(M)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

29.3.2	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

29.3.3	The Facility Agent shall notify the Company and the other Finance Parties of:

(A)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(B)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

29.4	Entire Agreement

This Clause 30 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

29.5	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

29.6	Whistleblower

For the avoidance of doubt, nothing in this Agreement prohibits any individual from communicating or disclosing information regarding suspected violation of laws, rules, or regulations to a governmental, regulatory or self-regulatory authority without any notification to any person.

30.	CONFIDENTIALITY OF FUNDING RATES

30.1	Confidentiality

The Facility Agent and each Obligor agree to keep (and the Company shall ensure that each member of the Group shall keep) each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by Clause 30.2 (Disclosure of Funding Rates ).

30.2	Disclosure of Funding Rates

30.2.1	The Facility Agent may disclose:

(A)	any Funding Rate (but not, for the avoidance of doubt, the details of the individual Lender providing such Funding Rate) to the relevant Borrower pursuant to Clause 8.4 (Notification of rates of interest); and

(B)	any Funding Rate to any person appointed by it to provide administration or settlement services in respect of one or more of the Finance Documents including, without limitation, in relation to the trading of participations in respect of the Finance Documents, to the extent necessary to enable such service provider to provide any of the services in respect of this paragraph (B) if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use with Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender.

30.2.2	The Facility Agent may disclose any Funding Rate and each Obligor may disclose any Funding Rate to:

(A)	any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (A) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the Funding Rate or is otherwise bound by requirements of confidentiality in relation it;

(B)	any person:

(1)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(2)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; or

(3)	with the consent of the relevant Lender.

30.2.3	The Facility Agent’s obligations under this Clause 30 (Confidentiality of funding rates ) are without prejudice to its obligation to make notifications under Clause 8.4 (Notification of rates of interest) provided that (other than pursuant to paragraph 30.2.1(A) above) the Facility Agent shall not include the details of the individual Lender providing any Funding Rate as part of such notification.

30.2.4	The Facility Agent and each Obligor acknowledge that each Funding Rate is or may be price sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

30.2.5	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(A)	of the circumstances of any disclosure made pursuant to paragraph 30.2.1 or 30.2.2 above except where such disclosure is made to any of the persons referred to in those paragraphs during the ordinary course of its supervisory or regulatory function; and

(B)	upon becoming aware that any information has been disclosed in breach of this Clause.

30.3	No Event of Default

No Event of Default will occur under Clause 20.3 (Breach of other obligations) by reason only of an Obligor’s failure to comply with this Clause 30.

31.	SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to an Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	PRO RATA SHARING

32.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Finance Party (the “recovering Finance Party”) is discharged by payment, set-off or any other manner other than in accordance with this Agreement (a “recovery”), then:

32.1.1	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

32.1.2	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

32.1.3	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the “redistribution”).

32.2	Effect of redistribution

32.2.1	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

32.2.2	When the Facility Agent makes a distribution under paragraph 32.2.1 above, the obligations of the relevant Obligor to the recovering Finance Party will be reinstated to the extent of that redistribution and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

32.2.3	If:

(A)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(B)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph 32.2.2 above will operate in reverse to the extent of the reimbursement.

32.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

32.3.1	it would not, after the payment, have a valid and enforceable claim against the relevant Obligor in the amount of the redistribution; or

32.3.2	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(A)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(B)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

33.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

33.1.1	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

33.1.2	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

34.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35.	NOTICES

35.1	In writing

35.1.1	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(A)	in person; or

(B)	to the extent agreed by the Parties making and receiving communication, by e-mail or other electronic communication.

35.1.2	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

35.1.3	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

35.2	Contact details

35.2.1	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

35.2.2	The contact details for the Company for this purpose are:

Address:	216 14th Avenue Fairland
Roodepoort
2195 South Africa

E-mail:	Thuto.Shomang@mtn.com
Attention:	Thuto Shomang (Group Executive: Treasury)
Copied to
E-mail:	legalnotices@mtn.com
Attention:	Group Chief Legal and Regulatory Officer

35.2.3	The contact details of the Facility Agent for this purpose are:

Address:	15 Alice Lane, 1st Floor, North Building, Sandton, 2196
Email:	xraabcapagency@absa.africa
Attention:	Head of Agency

35.2.4	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

35.2.5	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

35.3	Effectiveness

35.3.1	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(A)	if delivered in person, at the time of delivery; and

(B)	subject to Subclause 35.3.4 below, if by e-mail or any other electronic communication, when received in legible form.

35.3.2	A communication given under paragraph 35.3.1 above but received on a non-working day or after 5.00pm in the place of receipt will only be deemed to be given on the next working day in that place.

35.3.3	A communication to the Facility Agent will only be effective on actual receipt by it.

35.3.4	Communications between an Obligor and the Facility Agent in connection with a Finance Document, other than the Utilisation Request, a prepayment notice, a notice of intended assignment or transfer, a Compliance Certificate or a notice of Default, may also be given by email to the addresses reflected in Clause 35.2 (Contact details).

35.4	Obligors

35.4.1	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

35.4.2	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

35.4.3	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(A)	to give and receive all communications under the Finance Documents;

(B)	to supply all information concerning itself to any Finance Party; and

(C)	to sign all documents under or in connection with the Finance Documents.

35.4.4	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

35.4.5	Each Finance Party may assume that any communication made by the Company is made with the consent of each other Obligor.

35.5	Use of websites

35.5.1	Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(A)	the Facility Agent and the Lenders agree;

(B)	the Company and the Facility Agent designate an electronic website for this purpose;

(C)	the Company notifies the Facility Agent of the address of and password for the website; and

(D)	the information posted is in a format agreed between the Company and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

35.5.2	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(A)	any Lender not agreeing to receive information via the website; and

(B)	within ten Business Days of request any other Lender, if that Lender so requests.

35.5.3	The Company must, promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(A)	the website cannot be accessed;

(B)	the website or any information on the website is infected by any electronic virus or similar software;

(C)	the password for the website is changed; or

(D)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (A) or (B) above occur, the Company must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

35.6	Electronic Communication

35.6.1	Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(A)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and

(B)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

35.6.2	Any such electronic communication or delivery as specified in paragraph 36.6.1 above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

35.6.3	Any such electronic communication or document as specified in paragraph 36.6.1 above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and in the case of any electronic communication or document made or delivered by a Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

35.6.4	Any electronic communication or document which becomes effective, in accordance with paragraph 36.6.3 above, after 5:00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement shall be deemed only to become effective on the following day.

35.6.5	Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this Clause 36.6.

36.	LANGUAGE

36.1.1	Any notice given in connection with a Finance Document must be in English.

36.1.2	Any other document provided in connection with a Finance Document must be:

(A)	in English; or

(B)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

37.	PATRIOT ACT

The Global Coordinators hereby notify the Company that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), certain of the Global Coordinators may be required to obtain, verify and record information that identifies any borrowers and any guarantors, which information includes the name, address, tax identification number and other information regarding the borrowers and the guarantors that will allow it to identify the Borrower and the Guarantors in accordance with the PATRIOT Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act.

38.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction

39.1.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

39.1.2	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

39.1.3	This Clause 39 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

39.2.1	irrevocably appoints Law Debenture Corporate Services Limited whose registered address is 8th Floor, 100 Bishopsgate, London, EC2N 4AG as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

39.2.2	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

39.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

39.3.1	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

39.3.2	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

39.3.3	waives all rights of immunity in respect of it or its assets.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

PART 1

THE BORROWER AND ORIGINAL GUARANTORS

Name of the Borrower	Registration number
(or equivalent)

MTN International (Mauritius) Limited	19434/3597

Name of Original Guarantors	Registration number
(or equivalent)

MTN Group Limited	1994/0095 84/06

Mobile Telephone Networks Holdings Limited	1993/001411/06

MTN International Proprietary Limited	1998//002351/07

Mobile Telephone Networks Proprietary Limited	1993/001436/07

MTN International (Mauritius) Limited	19434/3597

PART 2

ORIGINAL LENDERS AND COMMITMENTS

Name of Original Lenders	Commitment (US$)	Tax Residence

Absa Bank Limited (acting through its Corporate and Investment Banking division)	250,000,000	South Africa

Bank of America, N.A., London Branch	250,000,000	United States

Citicorp North America Inc.	250,000,000	United States

MUFG Bank, Ltd.	250,000,000	Japan

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

SECTION A TO BE DELIVERED ON THE SIGNING DATE

1.	OBLIGORS

1.1	A copy of the constitutional documents of each Original Obligor, including (but not limited to):

1.1.1	its certificate of incorporation and certificate(s) of change of name (if any);

1.1.2	if applicable, its global business licence and receipt evidencing payment of licence fees for the current financial year or alternatively a letter from its company secretary confirming the payment of licence fees for the current financial year; and

1.1.3	in the case of an Original Obligor incorporated in Mauritius, its constitution and a shareholders’ agreement if any.

1.2	A copy of a resolution of the board of directors of each Original Obligor approving the terms of, and the transactions contemplated by, this Agreement, including in respect of each Original Obligor incorporated in South Africa, all approvals required in accordance with the requirements of sections 44, 45 and 46 of the South African Companies Act.

1.3	A copy of a resolution of the shareholders of each Original Obligor incorporated in Mauritius approving the terms of, and the transactions contemplated by, this Agreement.

1.4	If applicable, a copy of a resolution of the shareholders of each Original Obligor incorporated in South Africa or an extract of the minutes of the most recent annual general meeting of the relevant Original Obligor, in each case, approving and authorising the terms of, and the transactions contemplated by this Agreement, in accordance with the requirements of sections 44 and 45 of the South African Companies Act.

1.5	A certificate of current standing in respect of each Original Obligor incorporated in Mauritius issued by the Mauritius Registrar of Companies dated no earlier than 30 Business Days prior to the date of this Agreement.

1.6	A specimen of the signature of each person authorised on behalf of an Original Obligor to enter into or witness the entry into of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

1.7	A certificate of an authorised signatory of the Company:

1.7.1	certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

1.7.2	confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limits binding on any Original Obligor to be exceeded.

1.8	A certificate of an authorised signatory of MTN International (Mauritius) Limited certifying that each copy document specified in this Schedule (which specifically relates to MTN International (Mauritius) Limited) is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	FINANCE DOCUMENTS

2.1	This Agreement duly signed by the parties thereto.

2.2	The executed Fee Letters.

2.3	The executed Mandate Letter.

3.	LEGAL OPINIONS

3.1	A legal opinion of Herbert Smith Freehills Kramer LLP, legal advisers in England to the Arrangers and the Facility Agent, addressed to the Finance Parties.

3.2	A legal opinion of BLC Robert & Associates, legal advisers in Mauritius to the Arrangers and the Facility Agent, addressed to the Finance Parties.

3.3	A legal opinion of Herbert Smith Freehills Kramer South Africa LLP, legal advisers in South Africa to the Arrangers and the Facility Agent, addressed to the Finance Parties.

4.	MERGER DOCUMENTS

A fully executed copy of each Merger Document.

5.	OTHER DOCUMENTS AND EVIDENCE

5.1	Evidence that the process agent referred to in Clause 39.2 (Service Of Process) has accepted its appointment.

5.2	Evidence that all fees and expenses then due and payable by the Company or the Borrower on or about the date of this Agreement under this Agreement have been or will be paid by the date falling 10 Business Days after the date of this Agreement.

5.3	A copy of the Original Financial Statements.

5.4	Evidence that all regulatory requirements in South Africa have been complied with, including without limitation, exchange control regulations.

5.5	Evidence that the Facility Agent has received all documents and other information required by each Original Lender to comply with its obligations under the Financial Intelligence Centre Act, 2001 and its know your customer requirements.

5.6	A simplified group structure chart assuming the Acquisition Completion Date has occurred.

5.7	A draft Closing Certificate (as defined in Section B below) in the agreed form.

SECTION B TO BE DELIVERED ON OR BEFORE THE FIRST UTILISATION DATE

5.8	Evidence that all fees and expenses then due and payable by the Company or the Borrower under this Agreement have been or will be paid by the first Utilisation Date.

6.	CLOSING REQUIREMENTS

6.1	A closing certificate from the Company confirming that (the “Closing Certificate”):

6.1.1	the conditions to the Acquisition set out in Article VII of the Merger Agreement, in respect of the obligations of each party and of the Target Group, have been satisfied, other than any conditions which will be satisfied on or immediately prior to the Acquisition Completion Date; and

6.1.2	the Acquisition Completion Date will occur on or about the first Utilisation Date; and

6.1.3	the Merger Documents have not been amended, modified, supplemented or waived in a manner which could reasonably be expected to cause the condition set out at Clause 4.2.3 (Further conditions precedent) not to be satisfied, which shall be in form and substance satisfactory to the Facility Agent acting on the instructions of the Majority Lenders if it is in the form of the agreed form draft delivered to the Facility Agent prior to signing this Agreement and is signed by an authorised signatory on behalf of the Company.

PART 2

FOR AN ADDITIONAL GUARANTOR

1.	ADDITIONAL GUARANTOR

1.1	An Accession Agreement duly entered into by the Company and the Additional Guarantor.

1.2	A copy of the constitutional documents of the Additional Guarantor.

1.3	A copy of a resolution of the board of directors of the Additional Guarantor approving the terms of, and the transactions contemplated by, the Accession Agreement including in respect of an Additional Guarantor incorporated in South Africa, all approvals required in accordance with the requirements of sections 44, 45 and 46 of the South African Companies Act .

1.4	A copy of a resolution of the shareholders of the Additional Guarantor incorporated in South Africa, approving the terms of, and the transactions contemplated by, the Accession Agreement, in accordance with the requirements of sections 44 and 45 of the South African Companies Act .

1.5	A specimen of the signature of each person authorised on behalf of the Additional Guarantor to enter into or witness the entry into of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

1.6	A certificate of an authorised signatory of the Additional Guarantor:

1.6.1	certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement; and

1.6.2	confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

1.7	If available, a copy of the latest audited accounts of the Additional Guarantor.

2.	LEGAL OPINIONS

2.1	A legal opinion of the legal advisers in England to the Facility Agent, addressed to the Finance Parties.

2.2	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

3.	OTHER DOCUMENTS AND EVIDENCE

3.1	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Agreement have been paid.

3.2	Evidence that all applicable exchange control regulations in the Republic of South Africa have been complied with and/or any relevant exchange control authorisations have been obtained.

3.3	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

3.4	Evidence that the Facility Agent has received all documents and other information required by each Lender to comply with its obligations under the Financial Intelligence Centre Act, 2001 and its know your customer requirements.

3.5	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 39.2 (Service Of Process) has accepted its appointment in relation to the proposed Additional Guarantor.

SCHEDULE 11

REFERENCE RATE TERMS

PART 1

DOLLAR LOANS

CURRENCY:	US Dollars.

Choice of Term Fallback Option

Fixed Central Bank Rate will apply as a fallback.

Cost of funds as a fallback

Cost of funds will not apply as a fallback.

Definitions

Additional Business Days:	Any day other than:

	(a)	a Saturday or a Sunday; and

	(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for the purposes of trading in US Government securities.

Break Costs:	The amount (if any) determined by the relevant Lender by which:

	(a)	the interest (excluding the Margin) which that Lender would have received for the period from the date of receipt of any part of its share in the Loan or Unpaid Sum to the last day of the applicable Term for the Loan or Unpaid Sum if the principal or Unpaid Sum received had been paid on the last day of that Term;

exceeds

	(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

Business Day Conventions (definition of "Month" and Clause 9.2 (Non-Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

		(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)	if a Term begins on the last Business Day of a calendar month, that Term shall end on the last Business Day in the calendar month in which that Term is to end.

	(b)	If a Term would otherwise end on a day which is not a Business Day, that Term will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)	If that target is not a single figure, the arithmetic mean of:

(i) the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii) the lower bound of that target range.

Central Bank Rate Adjustment:	In relation to the Central Bank Rate prevailing at close of business on any Additional Business Day, the 20 per cent trimmed arithmetic mean (calculated by the Facility Agent, or by any other Finance Party which agrees to do so in place of the Facility Agent) of the Central Bank Rate Spread for the five most immediately preceding Additional Business Days for which the Primary Term Rate is available.

Central Bank Rate Spread:	In relation to any Additional Business Day, the difference (expressed as a percentage rate per annum) calculated by the Facility Agent (or by any other Finance Party which agrees to do so in place of the Facility Agent) of:

(a) the Primary Term Rate published on that Additional Business Day for a period equal in length to the relevant Term; and

(b) the Central Bank Rate prevailing at close of business on that Additional Business Day.

Fallback Term:	One Month.

Market Disruption Rate:	The percentage rate per annum which is the aggregate of: (a) the Term Reference Rate; and (b) the applicable Term Reference Rate CAS.

Primary Term Rate:	The Term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate.

Quotation Day:	(a)

Subject to paragraph (b) below, two Additional Business Days before the first day of the relevant Term (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

	(b)	If the Term Reference Rate is, or is based on, the Central Bank Rate, two Additional Business Days before the first day of the relevant Term.

Quotation Time:	The Quotation Day.

Relevant Market:	The market for overnight cash borrowing collateralised by US government securities.

	(a)	Subject to paragraph (b) below, the Quotation Day.
Reporting Day:	(b)	If the Term Reference Rate is, or is based on the Central Bank Rate, the date falling one Business Day after the Quotation Day.

Term Reference Rate CAS:	Term		Percentage rate per annum

	1	Month	0.10

	3	Months	0.15

Published Rate Contingency Period:	One Month.

Terms

Periods capable of selection as a Term (Clause 9.1.1 (Selection of Terms))	One or three Months.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 10.2.1(A) (Market disruption)	Close of business in London on the Reporting Day for the relevant Loan.

SIGNATORIES

Company
MTN Group Limited

By:	/s/ Tsholo Beautitude Lettie Molefe

Borrower
MTN International (Mauritius) Limited

By:	/s/ Troopti Desai

Original Guarantors
MTN Group Limited

By:	/s/ Tsholo Beautitude Lettie Molefe

Mobile Telephone Networks Holdings Limited

By:	/s/ Tsholo Beautitude Lettie Molefe

MTN International Proprietary Limited

By:	/s/ Tsholo Beautitude Lettie Molefe

Mobile Telephone Networks Proprietary Limited

By:	/s/ Tsholo Beautitude Lettie Molefe

MTN International (Mauritius) Limited

By:	/s/ Troopti Desai

[Signature pages to the Facility Agreement – Obligors]

Global Coordinators
BANK OF AMERICA EUROPE DAC

By:	/s/ Sam Whitehead
Sam Whitehead
Vice President

CITIBANK, N.A., LONDON BRANCH

By:	/s/ Adrian Bain
Adrian Bain
Director

[Signature pages to the Facility Agreement – Global Coordinators]

Mandated Lead Arrangers

ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)

By: Motlatsi Mthimunye		By: Wayne Godfrey Frank

/s/ Motlatsi Mthimunye		/s/ Wayne Godfrey Frank

BANK OF AMERICA EUROPE DAC

By:	/s/ Sam Whitehead
Sam Whitehead
Vice President

CITIBANK, N.A., LONDON BRANCH

By:	/s/ Adrian Bain
Adrian Bain
Director

MUFG BANK, LTD.

By: Christopher Marks

/s/ Christopher Marks

[Signature pages to the Facility Agreement – Mandated Lead Arrangers]

Original Lenders

ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)

By: Motlatsi Mthimunye	By: Wayne Godfrey Frank

/s/ Motlatsi Mthimunye	/s/ Wayne Godfrey Frank

BANK OF AMERICA, N.A., LONDON BRANCH

By:	/s/ Dhruv Shah
Dhruv Shah
Vice President

CITICORP NORTH AMERICA INC.

By:	/s/ Adrian Bain
Adrian Bain
Director

MUFG BANK, LTD.

By: Christopher Marks

/s/ Christopher Marks

[Signature pages to the Facility Agreement – Original Lenders]

Facility Agent

ABSA BANK LIMITED (ACTING THROUGH ITS CORPORATE AND INVESTMENT BANKING DIVISION)

By: Ameeth Lakhani	By: Ranyah Patel

/s/ Ameeth Lakhani	/s/ Ranyah Patel

[Signature pages to the Facility Agreement – Facility Agent]